Exhibit 96.3

CEMENTOS SELVA S.A.C.

Technical Report Summary (TRS)

Tioyacu Quarry

and

Rioja Cement Plant

20-F 229.601 (Item 601)

Exhibit 96

Index

1.	Executive Summary		1
	1.1.	Location and access	1
	1.2.	Climate	1
	1.3.	History	1
	1.4.	Geological environment and mineralization	2
	1.5.	Exploration	3
	1.6.	Preparation of samples, analysis and security	3
	1.7.	Data verification	4
	1.8.	Mineral processing and metallurgical test	4
	1.9.	Mineral Resources and Reserves	5
	1.10.	Mining Methods	6
	1.11.	Processing Plant and Infrastructure	7
	1.12.	Market studies	7
	1.13.	Capital, Operating costs and Economic Analysis	9
	1.14.	Adjacent properties	11
	1.15.	Conclusions	12
	1.16.	Recommendations	14
2.	Introduction		15
	2.1.	Participants	15
	2.2.	Terms of Reference	15
	2.3.	Conventions	17
	2.4.	Previous Work and Sources of Information	18
	2.5.	Details of QP Personal Inspection	18
	2.6.	Previously Filed Technical Report Summary	18
3.	Property description		19
	3.1.	Tioyacu quarry	19
	3.2.	Rioja plant	22
4.	Accesibility, climate, local resources, infrastructure and physiography		24
	4.1.	Tioyacu quarry and Rioja plant	24
5.	History		26
6.	Geological setting, mineralization, and deposit		27
	6.1.	Regional geology	27
	6.2.	Local geology	27
	6.3.	Characteristics of the deposit	28
7.	Exploration		30
	7.1.	Drilling	30
	7.3.	Geotechnical studies	30

i

8.	Sample preparation, analysis, and security				31
	8.1.	Geology and quarry			31
		8.1.1.	Preparation of samples, procedures, assays and laboratories		31
		8.1.2.	Quality Assurance Actions		32
		8.1.3.	Quality Plan		32
		8.1.4.	Sample security		33
		8.1.5.	Chain custody		33
		8.1.6.	Qualified person’s opinion on quarry QaQc		33
	8.2.	Rioja plant			34
		8.2.1.	Sample preparation, procedures, assays and laboratories		34
			8.2.1.1.	Raw materials sample preparation	34
			8.2.1.2.	Laboratory Analysis	34
		8.2.2.	Quality Assurance Actions		35
		8.2.3.	Sample security		36
		8.2.4.	Qualified Person’s Opinion on cement plant QaQc		36
9.	Data verification				37
	9.1.	Geology and quarry			37
		9.1.1.	Data Verification procedure		37
		9.1.2.	Data collection		37
		9.1.3.	Management and Validation of Database		37
		9.1.4.	Tracking Data		37
		9.1.5.	Validation of Data		38
		9.1.6.	Qualified Person’s Opinion Geologic Data		39
	9.2.	Rioja plant			39
		9.2.1.	Data verification procedures		39
		9.2.2.	Data validation		40
		9.2.3.	Qualified Person’s Opinion on cement plant		40
10.	Mineral processing and metallurgical testing				41
	10.1.	Nature of Testing Program			41
	10.2.	Cement Manufacturing Test Results			42
	10.3.	Qualified Person’s Opinion of the Adequacy of the Test Data			42
11.	Mineral Resources estimates				43
	11.1.	Database			44
	11.2.	Density			45
	11.3.	Composting			45
	11.4.	Basic statistics of the data (Assay – Composites)			45
	11.5.	Extreme values			46
	11.6.	Variogram Analysis			46
	11.7.	Interpolation			47
	11.8.	Resources estimation			48
		11.8.1.	Cut-off		49
		11.8.2.	Reasonable Prospects of Economic Extraction		49
		11.8.3.	Mineral Resources classification		50
	11.9.	Qualified Person’s Opinion			50
12.	Mineral Reserves estimates				51
	12.1.	Criteria for Mineral Reserves estimation			51
		12.1.1.	Run of Mine (ROM) determination criteria		51
		12.1.2.	Cement Plant recovery		52
	12.2.	Reserves estimation methodology			52
	12.3.	Reserves estimates			52
	12.4.	QP’s Opinion on Risk Factors affecting Reserve Estimates			53

13.	Mining methods			53
	13.1.	Mining methods and equipment		53
	13.2.	Geotechnical models		55
	13.3.	Hydrological models		56
	13.4.	Other Mine Design and Planning Parameters		56
	13.5.	Anual production rate		57
	13.6.	Mining plan		57
	13.7.	Life of Mine		58
	13.8.	Staff		58
14.	Processing and recovery methods			59
	14.1.	Process Plant		59
	14.2.	Raw materials for the cement production		59
	14.3.	Flow sheet		60
	14.4.	Main equipment		61
	14.5.	Material balance cement plant		61
		14.5.1.	Material balance	62
	14.6.	Process losses		62
	14.7.	Water consumption		62
	14.8.	Fossil fuel consumption		63
	14.9.	Electric power consumption		63
	14.10.	Maintenance Plan		63
	14.11.	Staff		63
15.	Infrastructure			64
	15.1.	Tioyacu quarry		64
	15.2.	Rioja Plant		64
16.	Market Studies			65
	16.1.	The cement market in Peru		65
	16.2.	Industry and Macroeconomic Analysis		66
	16.3.	The North Region Market		68
	16.4.	Cement price		70
	16.5.	Current and future demand		70
17.	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups.			73
	17.1.	Environmental Aspects		73
		17.1.1.	Tioyacu quarry	73
		17.1.2.	Rioja plant	76
	17.2.	Solid waste disposal		76
	17.3.	Qualified Person’s Opinion		76
18.	Capital and operations costs			77
	18.1.	Basis for operating and capital costs for the quarry and plant		77
	18.2.	Capital and Operating Cost Estimates		79
	18.3.	Capital and Operating Cost Estimation Risks		81
19.	Economic Analysis			81
	19.1.	Methodology: Discounted Cash Flow (Free)		81
	19.2.	Assumptions		81
		19.2.1.	General and Macroeconomic Assumptions	81
		19.2.2.	Income and Cost Assumptions	82
	19.3.	Financial Model Results		82
	19.4.	Sensitivity Analysis		85
20.	Adjacent properties			87
21.	Other relevant data and information			88
22.	Interpretation and conclusions			88
23.	Recommendations			90
24.	References			91
25.	Reliance on information provided by registrant			92

Index of tables

Table 1	Mineral Resources (exclusive of Reserves) of Tioyacu quarry	5
Table 2	Mineral Reserves of Tioyacu quarry	6
Table 3	Projection of demand and price for the next 24 years	8
Table 3	Free Cash Flow and valuation	10
Table 5	Mineral Resources (exclusive of Reserves) of Tioyacu quarry	13
Table 6	Mineral Reserves of Tioyacu quarry	13
Table 7	List of Cementos Pacasmayo S.A.A. Professionals	16
Table 7	QP’s field visit	18
Table 9	UEA Rioja Concessions	19
Table 10	UEA Rioja Concessions	20
Table 11	Central coordinates of the UEA Rioja property	20
Table 11	Central coordinates of the Rioja plant	22
Table 13	Characteristics of Tioyacu quarry	28
Table 14	Drilling campaigns in Tioyacu quarry	30
Table 15	Quality Plan of the Tioyacu quarry	32
Table 16	Tests and frequency for each stage of the process	35
Table 17	Quality Plan of Rioja plant	36
Table 18	Lithologic units of the Tioyacu quarry geological model	43
Table 19	Rioja plant material restrictions	44
Table 20	Characteristics of the block model	44

Table 21	Limestone density per horizon	45
Table 22	Basic statistics of the limestone horizon data	46
Table 23	Basic statistics of the data of the marly limestone horizon.	46
Table 24	Variogram modeling parameters	47
Table 25	Ordinary Kriging Estimation Parameters CaO	48
Table 26	Resource categorization (exclusive of Reserves) at the Tioyacu quarry	48
Table 27	Criteria for Resource categorization	50
Table 28	Mineral Reserves expressed in millions of tonnes	52
Table 29	Equipment of the Tioyacu quarry	55
Table 30	Tioyacu quarry design criteria	55
Table 31	Stability Analysis	56
Table 32	2021 piezometric data	56
Table 33	Summary of Tioyacu quarry design parameters	56
Table 34	Mining plan for the next 24 years	57
Table 35	Main equipment in Rioja plant	61
Table 36	Balance for crude production	62
Table 37	Balance for cement production.	62
Table 38	Fuel consumption in Rioja plant	63
Table 39	Cement shipments at domestic level (in thousands of tonnes)	66
Table 40	Types of products of Rioja plant	69
Table 41	Forecast of future demand for Rioja cement plant	72
Table 42	Concepts about cost structure of Tioyacu quarry and Rioja plant	78
Table 43	Operating costs forecast of quarry and plant	79
Table 44	Investment forecast in quarry and plant	80
Table 45	Profit and Loss Statement	83
Table 46	Free Cash Flow and valuation	84
Table 47	Sensitivity analysis of the Net Present Value	85
Table 48	Sensitivity analysis of the EBITDA	85
Table 49	Mineral Resources (exclusice of Reserves) of Tioyacu quarry	89
Table 50	Mineral Reserves of Tioyacu quarry	89
Table 51	List of Cementos Selva S.A.C. information.	92

v

Index of figures

Figure 1	Tioyacu quarry mining sequence	6
Figure 1	Sensitivity of Net Present Value	11
Figure 2	Sensitivity of EBITDA	11
Figure 4	UEA Rioja map	21
Figure 4	Rioja plant map	23
Figure 6	Regional stratigraphic column	27
Figure 7	Local stratigraphic column of the Tioyacu quarry.	28
Figure 8	Geological Section of the Tioyacu quarry	29
Figure 9	Tioyacu quarry mining sequence	54
Figure 10	Tioyacu quarry final pit	58
Figure 11	Rioja plant process block diagram	61
Figure 12	Segmentation of the cement market in Peru	65
Figure 13	Construction sector GDP variation	67
Figure 14	Historic prices of cement in Peru	70
Figure 15	Evolution of the national demand of cement	71
Figure 16	Sensitivity of Net Present Value	86
Figure 17	Sensitivity of EBITDA	86
Figure 18	Concession Calizas Tioyacu and adjacent concessions.	87

1.	Executive Summary

Cementos Selva S.A.C. (CSSAC), a wholly-owned subsidiary of Cementos Pacasmayo S. A.A., is a Peruvian company whose corporate purpose is the production of cement and other products associated with the construction sector. This Technical Report Summary summarizes the Pre-feasibility study of the Tioyacu quarry located in the San Martin Region and the Rioja plant located in the same region, both owned by CSAAC. Qualified professionals from Cementos Pacasmayo have prepared the report to support the Resources and Reserves Estimates.

1.1.	Location and access

The Tioyacu quarry contains limestone, a non-metallic mineral that is primarily used as raw material in cement production. This quarry is located in the district of Elías Soplin Vargas, Rioja Province, San Martin Region. The access route to this quarry is by land through the Fernando Belaunde Terry highway. The cement plant located in the city of Rioja is adjacent to the Tioyacu quarry.

1.2.	Climate

The vegetation is evergreen with lianas and vines, many of which are covered by epiphytes of the Bromeliaceae family. The forests have a very heterogeneous floristic composition.

The climate in this Amazon region in northern Peru is mainly influenced by the following factors: the Intertropical Convergence Zone (ITCZ), the presence of the Eastern Cordillera of the Andes and the Extratropical Fronts.

1.3.	History

On February 6, 1998, the public auction of the Rioja Cement Plant was held, and Consorcio Pacasmayo was awarded the contract. To comply with the terms of the auction, Consorcio incorporated and subsequently transferred ownership of the plant to Cementos Rioja S.A. The award mentioned above included, by public deed dated April 8, 1998, the non-metallic mining concession “Calizas Tioyacu.” The Tioyacu quarry began operations as Cementos Rioja S.A. in 2000.

As historical information about the quarry, a campaign of 460 meters of drilling was carried out in 05 drill holes located in the eastern flank of the “Tioyacu” limestone-dolomitic massif executed by the company Andes Diamantina S.R.L., at the end of 1982 into early 1983. The objective was to determine the feasibility of a new portland cement plant in the region of San Martin. The exploration study identified significant limestone material suitable for cement manufacturing.

In 2015, Cementos Selva S.A. commissioned Geosym Consultores S.A.C. to carry out prospecting work through drilling. A total of 06 mixed drill holes were drilled, conveniently located and distributed along the Tioyacu quarry: 02 drill holes in the southern sector, 03 drill holes in the central area, and 01 drill hole in the northern sector, to geologically evaluate the deposit and know its conditions at depth. These 06 drillings carried out in the campaign in conjunction with blast hole information and geological evaluation work allowed the inventory of Mineral Resources and Reserves to be updated.

From 2018 to the present, Cementos Selva S.A., with the help and support of mining software such as Leapfrog and Minesight has developed the updated estimates of its Resources and Reserves at the Tioyacu quarry.

On March 1, 2022, Cementos Selva S.A. changed its corporate name to Cementos Selva S.A.C. (CSSAC).

From October to November, 2023, the Rioja plant stop its operations because there was general power outage in the area.

In December 2023, Cementos Selva started a diamond drilling campaign of 6 drill holes to confirm Resources and Reserves.

1.4. Geological environment and mineralization

The strata of the district of Elias Soplin Vargas, province of Rioja, San Martin region consists of Paleozoic/Mesozoic Age sedimentary formations of the Mitu Group, Pucara Group, Chambara Formation, Celendín Formation, Aramachay Formation, Condorsinga Formation, Ipururo Formation, and Quaternary Deposits.

1.5.	Exploration

Cementos Selva S.A.C. did not carry out any exploration activities at the Tioyacu quarry during the current year. The exploration activities described in section 1.3 describe the exploration work at the Tioyacu quarry till date.

During 2023, Cementos Selva performed a drilling campaign in the Tioyacu quarry in order to estimate Reserves, the drilling activities will continue during the 2024.

1.6.	Preparation of samples, analysis and security

Cementos Selva S.A.C. has implemented international standards in all its operations such as quarries and plants. The ISO 9001 standards has been implemented and certified since 2015. The certification is renewed annually through an external audit.

The SSOMASIG (Security, Occupational Health, Environment and Management Systems) department, is part of the team that determines and gives the necessary support for the maintenance of the ISO 9001 and the scope is in all the company’s activities.

Cementos Selva S.A.C. has implemented QaQc protocols to develop exploration and production activities in the Tioyacu quarry and Rioja plant to ensure the quality of the information used for estimation of limestone Resources and Reserves.

With respect to the geology, CSSAC uses the XRF technique and other analytical methods to analyze the main chemical components in the limestone. In the cement plant, the raw materials for the production of clinker and cement are analyzed using methods specified in the A.S.T.M. and Peruvian Technical Standards for cement testing. The laboratory in the cement plant has properly calibrated equipment and a periodic maintenance plan.

On the other hand, the Rioja plant, through its Quality Assurance and Control area, has implemented a sampling and data verification plan, which applies to the processes of receiving minerals, crushing of materials, drying of raw materials, grinding of crude, clinkerization, grinding of cement and cement packaging

1.7.	Data verification

CSSAC Concerning geological activities, CPSAA has a data verification department for the geological database. This deparment has as its main function, the verification of data to be used in the estimation of Mineral Resources and Reserves. For the appropriate administration of information, internal protocols have been implemented that are subject to internal audits. The stages within the verification activities for the geologic data are the data collection, the administration and validation of data received from internal and external laboratories, data tracking through the confirmation of custody chains and finally, validation of data in the database that will allow the development of the Mineral Resources and Reserves model.

For data verification activities at the cement plant, the Plan, Do, Check and Act (PDCA) methodology is used. This is applied to the technical information received from the company’s internal and external customers. The quality control laboratory compares the results with national and international laboratories as part of the verification procedures.

1.8.	Mineral processing and metallurgical test

Cementos Pacasmayo has procedures for developing products at the laboratory level and scaling at the industrial level (including at Cementos Selva S.A.C. operations). It has guidelines for preparing, reviewing, insurance, and controlling laboratory test reports. Cemento Pacasmayo has a research and development laboratory located in the Pacasmayo plant to evaluate the technical aspects of cement plants and quarry operations.

At the Pacasmayo plant, the studies conducted in the Research and Development laboratory and the Quality Control area include the substitution of fossil fuels for rice husks at the Rioja plant.

The main objective of the substitution of fossil fuels is the reduction of CO2 or greenhouse gas emissions.

In 2023, CSSAC used 4,645 t of Alternative Fuel (measured as coal equivalent) in the Rioja plant. This result represented 10.82% of the total fuels used by the plant for cement production and a reduction in emissions of 12,194 t of CO2.

A significant percentage of Research and Development activities are focused on evaluating different ratios between clinker-mineral additions providing the best functional characteristics to our products and at the same time balancing the benefits generated for the company. Another objective is to identify other additions that can substitute for clinker: slag, pozzolana, fly ash, calcined clays, etc., to reduce its environmental footprint and the cost of cement production. Based on this work, the laboratory has determined (and confirmed with production estimates) that 1 tonne of limestone yields 0.79 tonnes of clinker and the clinker/cement factor of the main cements with additions is 0.72.

The Research Laboratory issues technical reports following the criteria of international standards to the operations area, which evaluates the convenience of implementing the tests industrially and validating what is reported at the laboratory level.

1.9.	Mineral Resources and Reserves

Cementos Pacasmayo’s QPs have developed the estimation of limestone Resources and Reserves. For the evaluation, information from exploration activities carried out until 2023 has been used.

The limestone Resources are presented in Table 1. The result of the estimation of Resources considered the quality restrictions of limestone received at Rioja plant, accessibility to the Resources and legal limits inherent to the mining concessions, relevant economic and technical factors.

The minimum quality accepted is 49% CaO to be used as raw material for production. Considering the selling prices of cement at the Rioja plant, the economic evaluation used for the estimates of Resources and Reserves is shown in Chapter 19.

Table 1 Mineral Resources (exclusive of Reserves) of Tioyacu quarry

	Resources	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Measured	0.05	50.10	0.60	1.01	5.82	0.22
	Indicated	0.5	48.01	0.67	3.32	6.23	0.19
	Measured + Indicated	0.5	48.20	0.67	3.11	6.19	0.20
	Inferred	19.8	46.34	0.37	5.97	2.67	0.14

*	No economic evaluation was performed for the Tioyacu quarry because it only has inferred resources.

The Reserves calculation considered the Resources results and the quality criteria, modifying factors, and limestone extraction costs.

The mining method used is open pit mining. The financial results are shown in Chapter 19. Table 2 presents the estimation of Reserves.

Table 2 Mineral Reserves of Tioyacu quarry

	Reserves	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Proven	5.9	50.17	0.61	1.01	5.86	0.22
	Probable	4.4	48.07	0.72	2.18	6.84	0.21
	Total	10.3	49.28	0.66	1.51	6.28	0.22

1.10.	Mining Methods

Cementos Selva S.A.C., a wholly-owned subsidiary of Cementos Pacasmayo S.A.A, is the current owner of the Tioyacu quarry. Cementos Selva S.A.C. carries out the planning, production, supervision and quality control of the quarry to verify the activities and production according to the requirements of Rioja plant.

Figure 1 Tioyacu quarry mining sequence

The major equipment used for the production of limestone in the Tioyacu quarry is a track drill, excavator, front loader, and dump truck. Also, auxiliary equipment is necessary, like pickups, lubricator trucks, and other equipment.

The mining plan of the Tioyacu quarry considers an average annual production of 0.4 million tonnes of limestone for the next 24 years.

Based on the plant requirements and sales projection for the next 24 years, the pit design parameters for the Tioyacu quarry are inter-ramp bench slope angle, bench height, safety bench and width of ramps.

1.11.	Processing Plant and Infrastructure

Cement production considers the stages of raw material extraction, grinding, homogenization, clinkerization, cement grinding, silo storage and packaging, loading, and transportation. Cement is moved through conveyor belts to bagging systems to be packed in bags and then loaded onto trucks operated by third parties for distribution.

The raw materials for cement production are Limestone, Sand, Iron, Clay, Coal. The mixture of these raw materials is crude and is fed to the calcination kiln to produce clinker.

Limestone represents 73.26% by weight of the crude. Anthracite coal is also used as part of the raw material for the production of clinker. Clinker and additions are used to produce cement. The additions used in cement production are slag, pozzolana, and gypsum. Currently, the cement plant in Rioja has a clinker/cement factor of 0.76.

The Rioja plant has an electrical substation with a capacity of 12 MVA. Rioja plant uses electric power, which is supplied from the national grid.

Cementos Selva has implemented a preventive and corrective maintenance plan for equipment to prevent interruptions to cement production. Additionally, operating efficiency controls costs and operating margins.

1.12.	Market studies

The Peruvian cement market is geographically segmented by regions: north region, central region and south region. Diverse companies supply each region.

The main companies that comprise the cement market in Peru are: Cementos Pacasmayo S.A.A., UNION Andina de Cementos S.A.A., Yura S.A. and Cementos Selva S.A.C. Additionally, there are companies that import cement or clinker, such as Caliza Cemento Inca S.A., Distribuidora Cemento Nacional S.A.C., CEMEX Perú S.A., and Cal & Cemento Sur S.A., amongst others.

Companies that market cement in Peru follow the Peruvian Technical Standards associated with cement technical specifications.

The types of cement produced by the main cement companies of the country are Type I, Type V, Type ICO, Type IL, Type GU, Type MS (MH), Type HS, Type HE, Type MH.

Cementos Pacasmayo, a leading company in the production and sales of cement in the North Region, has market presence in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. The company has a Market share of over 93.8% in the north region of the country.

For Cementos Selva S.A.C. the overall shipments of the Rioja plant for 2023 were 257 thousand tonnes. It supplied 8.2% of the country’s North Region cement demand, and its cement sales represented 8.8% of the three cement plant’s overall shipments.

Table 3 shows the projected demand and price per ton of cement for the next 24 years.

Table 3 Projection of demand and price for the next 24 years

	Shipments (tonnes)	Revenue S/ x t

2024P	308,242	561.2
2025P	374,838	540.6
2026P	382,335	554.9
2027P	383,000	569.7
2028P	383,000	584.8
2029P	383,000	600.2
2030P	383,000	616.2
2031P	383,000	632.5
2032P	383,000	649.2
2033P	383,000	666.4
2034P	383,000	684.1
2035P	383,000	702.2
2036P	383,000	720.8
2037P	383,000	739.9
2038P	383,000	759.6
2039P	383,000	779.7
2040P	383,000	800.3
2041P	383,000	821.6
2042P	383,000	843.3
2043P	383,000	865.7
2044P	383,000	888.6
2045P	383,000	912.2
2046P	383,000	936.3
2047P	383,000	961.1

1.13.	Capital, Operating costs and Economic Analysis

This document presents the cash flow analysis and an economic evaluation of the project based on the current operating costs of the Rioja plant and using information on the Tioyacu quarry for limestone production.

For the Reserves evaluation, the general and macroeconomic assumptions used for the projection of the free/economic cash flows and for the valuation are:

●	Projection horizon: 24 years (2024 to 2047) according to the estimated years of quarry life.

●	The annual escalatioin rate; 2.90%, based on based on The International Monetary Fund as of October 2023: applies equally to the sales price, costs, and expenses.

●	Capital cost projections were determined using a historical ratio of annual investments and maintenance costs, which also considers the increase in production volume.

●	The company’s financing structure is being considered in the discount rate (WACC), which is 11.56%, not in the cash flows.

●	Income tax rate: effective rate of actual (historical) business results, 29% - 30%.

●	Workers’ Profit Sharing: 10%.

●	Exchange rate: exchange rate is assumed to remain at 3.80 (USD/PEN).

The economic analysis considers the same evaluation criteria for estimating Resources and Reserves, considering that the Tioyacu quarry is one location using the same infrastructure and mining methods. The main variables considered in the economic model for the sensitivity analysis were cement price, production cost, and Capex.

The free cash flow is constructed for the economic analysis, which does not incorporate the financing structure. The latter is considered in the weighted average cost of capital of the company (WACC) to discount future cash flows. The following financial parameters were calculated:

●	24-year mine life

●	Average plant throughput of 0.4 million tonnes per year over the 24-year projection.

●	Average sales price of 724.6 soles per ton of cement, on average for the 24-year projection, at nominal values.

●	Revenues of 275 million soles, on average for the 24-year projection.

●	Average cash production cost of 469.4 soles per ton of cement, on average for the 24-year projection, at nominal values.

The cash flow of the project is presented in Table 3 below. The NPV at a discount rate of 11.56%, is 363 million soles.

Table 3 Free Cash Flow and valuation

	FCF - Valuation (Thousand S/)
	(-) Taxes (EBIT*t)	(-) CapEx	EBITDA Planta Pacasmayo	Free Cash Flow

2024P	-18,995	-5,139	62,295	38,161
2025P	-19,398	-5,288	63,961	39,274
2026P	-21,344	-5,441	68,459	41,674
2027P	-22,095	-5,599	70,203	42,508
2028P	-22,235	-5,762	69,933	41,937
2029P	-23,287	-5,929	72,991	43,775
2030P	-23,870	-6,101	74,831	44,860
2031P	-23,762	-6,277	74,698	44,659
2032P	-24,914	-6,460	77,904	46,531
2033P	-25,463	-6,647	79,896	47,786
2034P	-25,425	-6,840	79,921	47,656
2035P	-27,187	-7,038	83,291	49,066
2036P	-28,368	-7,242	85,457	49,846
2037P	-28,376	-7,452	85,649	49,820
2038P	-29,681	-7,668	89,188	51,839
2039P	-30,482	-7,891	91,522	53,149
2040P	-30,694	-8,119	91,896	53,083
2041P	-32,186	-8,355	95,622	55,081
2042P	-33,050	-8,597	98,142	56,495
2043P	-33,175	-8,846	98,705	56,684
2044P	-34,527	-9,103	102,622	58,992
2045P	-35,440	-9,367	105,341	60,535
2046P	-35,633	-9,639	106,107	60,835
2047P	-37,061	-9,918	110,231	63,252

WACC	11.56%
Economic NPV (Thousand S/)	362,968

Sensitivity analysis was also performed to show the influence of changes in prices, operating costs, and capital costs on NPV.

Figure 1 Sensitivity of Net Present Value

Figure 2 Sensitivity of EBITDA

1.14.	Adjacent properties

The Calizas Tioyacu borders to the north of the Cementos Selva S.A.C concession is the Rioja 2 concession owned by Cementos Selva S.A.C; to the east of the mining concession is the Rioja 4 concession owned by Cementos Selva S.A.C, to the southwest is the Rioja 3 concession owned by Cementos Selva S.A.C

1.15.	Conclusions

●	From a legal point of view, Cementos Selva S.A.C has the ownership of the mining properties for the exploration, development and production of limestone to supply the cement plants for normal production during the life of the quarry.

●	Cementos Selva S.A.C has been complying with international ISO-9001 standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource estimation and Reserves estimation.

●	Cementos Selva S.A.C has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, and is the fundamental basis for the estimation of Resources.

●	The geological modeling of the limestone deposit is consistent with the relationship between the information and the geological model.

●	The Reserves estimates consider the geologic and modifying factors as well as risk. The quality variable is the CaO content which is very stable in the deposit. There also are other secondary variables that determine the quality of the Reserves.

●	In the process of calculating Mineral Reserves and in the production plans of the quarry, these variables have been adequately considered in the mining plan, properly sequenced and with blending processes. There are sufficient proven and probable Mineral Reserves for the next 24 years.

●	Table 5 shows the Mineral Resources of the Tioyacu quarry. Likewise, the Mineral Reserves are shown in Table 6.

Table 5 Mineral Resources (exclusive of Reserves) of Tioyacu quarry

	Resources	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Measured	0.05	50.10	0.60	1.01	5.82	0.22
	Indicated	0.5	48.01	0.67	3.32	6.23	0.19
	Measured + Indicated	0.5	48.20	0.67	3.11	6.19	0.20
	Inferred	19.8	46.34	0.37	5.97	2.67	0.14

*	No economic evaluation was performed for the Tioyacu quarry because it only has inferred resources.

Table 6 Mineral Reserves of Tioyacu quarry

	Reserves	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Proven	5.9	50.17	0.61	1.01	5.86	0.22
	Probable	4.4	48.07	0.72	2.18	6.84	0.21
	Total	10.3	49.28	0.66	1.51	6.28	0.22

●	The cement plant located in Rioja has equipment and facilities available for cement production, using limestone from the Tioyacu quarry and other necessary materials.

●	The Health, Safety and Environment department is in charge of supervising compliance with the Company’s corporate policies and the various legal requirements of the national regulatory bodies by all company áreas.

●	Through its Social Responsibility area, Cementos Selva S.A.C has generated relationships of trust with the communities surrounding its operations. We have a solid relationship with their communities, which includes identifying their primary needs in health, education, urban development, and local development.

●	The operation in Tioyacu quarry and Rioja plant, with respect to infrastructure, is technically and economically feasible due to the life of the quarry.

●	The sensitivity analysis shows that the operation is economically robust.

1.16.	Recommendations

●	Maintain the QAQC program for exploration, development and production activities associated with cement production.

●	Include QAQC plans and density control for the subsequent diamond drilling campaigns.

●	It is recommended to finish the drilling campaign that began in 2023 and carry out the geological interpretation of the data generated during the campaign, so that it can be incorporated into the Resource and Reserve model, which will provide greater support and robustness to these model.

●	Implement the Geotechnical Monitoring Plan of the quqrry componets with the installation of slope displacement control lamdmarks.

●	Maintain a permanent monitoring of the installed piezometers both for water levels and water quality, to evaluate the evolution of levels during the production of the Tioyacu quarry.

●	It is recommended that a geophysical study using the Georadar method to identify karst cavities within the quarry area be conducted, especially in areas of structural anomalies.

2.	Introduction

2.1.	Participants

This Technical Summary Report (TRS) was prepared for Cementos Selva by qualified persons (QP’s) who work for Cementos Selva and Cementos Pacasmayo, who according to their qualifications and experience developed the chapters based on their expertise. Likewise, the aforementioned QPs used the Company’s information sources, information validated and approved by the competent authorities in Peru and public information sources. Table 7 shows the qualified persons who prepared this document, as well as the chapters and information under their responsibility.

Marco Carrasco, who holds the position of Project Manager of Cementos Pacasmayo and is certified by the Mining and Metallurgical Society of America (MMSA) of the United States as a QP, served as the supervising QP. He acted as Project Manager, whose primary role was to compile the information received from the QPs of each chapter to have an integrated document. Each QP is responsible for the section they wrote.

2.2.	Terms of Reference

This technical report summary was prepared as an exhibit to support disclosure of Mineral Resources and Reserves by Cementos Selva, a wholly-owned subsidiary of Cementos Pacasmayo SAA. This report summarizes the results of the Pre-feasibility study of the “Calizas Tioyacu” property for the production of limestone using open pit mining methods. The report is effective December 31, 2023.

The limestone producted from the Calizas Tioyacu property supplies raw material for the Rioja plant, located in the city of the same name, Cementos Selva produces cement. The annual cement production is 0.4 million tonnes per year (mtpy). Actual operating costs have been considered for the estimates and used as a basis for economic projections within the economic analysis. This technical report summary estimates Mineral Resources and Reserves according to the regulations published in Securities Exchange Commission (SEC) Form 20-F and under subpart 1300 of Regulation S-K.

The report was prepared by the qualified persons listed in Table 7 using available studies and, in some cases (see Chapter 25), relying on information provided by Cementos Pacasmayo, the registrant.

Table 7 List of Cementos Pacasmayo S.A.A. Professionals

Item	Chapter	First and Last Names	Job Position	Profession
0	Compiled all	Marco Carrasco (*)	Project Manager	Chemical Engineer
1	Executive summary	All QPs (**)
2	Introduction	All QPs(**)
3	Property description	Henry Vargas (***)	Environmental Coordinator	Environmental Engineer
4	Accessibility, climate, local Resources, infrastructure and physiography	Henry Vargas (***)	Environmental Coordinator	Environmental Engineer
5	History	Marco Alarcón	Quarry Superintendent	Mining Engineering
5	History	Jhonson Rodríguez	Senior Geologist	Geological Engineer
6	Geological setting, mineralization, and deposit	Jhonson Rodríguez	Senior Geologist	Geological Engineer
7	Exploration	Jhonson Rodríguez	Senior Geologist	Geological Engineer
8	Sample preparation, analyses, and security	Jhonson Rodríguez	Senior Geologist	Geological Engineer
8	Sample preparation, analyses, and security	Marco Alarcón	Quarry Superintendent	Mining Engineering
9	Data verification	Jhonson Rodríguez	Senior Geologist	Geological Engineer
9	Data verification	Marco Alarcón	Quarry Superintendent	Mining Engineering
10	Mineral processing and metallurgical testing	Marco Alarcón	Quarry Superintendent	Mining Engineering
11	Mineral resource estimates	Jason Gamio (****)	Chief of Planning and Evaluation of Resources and Reserves	Geological Engineer
12	Mineral reserve estimates	Jason Gamio (****)	Chief of Planning and Evaluation of Resources and Reserves	Geological Engineer
13	Mining methods	Marco Alarcón	Quarry Superintendent	Mining Engineering
14	Processing and recovery methods	Marco Alarcón	Quarry Superintendent	Mining Engineering
15	Infrastructure	Marco Alarcón	Quarry Superintendent	Mining Engineering

16	Market studies	Jason Gamio (****)	Chief of Planning and Evaluation of Resources and Reserves	Geological Engineer
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Henry Vargas (***)	Environmental Coordinator	Environmental Engineer
18	Capital and operating costs	Jason Gamio (****)	Chief of Planning and Evaluation of Resources and Reserves	Geological Engineer
19	Economic analysis	Jason Gamio (****)	Chief of Planning and Evaluation of Resources and Reserves	Geological Engineer
20	Adjacent properties	Henry Vargas (***)	Environmental Coordinator	Environmental Engineer
21	Other relevant data and information	All QPs (**)
22	Interpretation and conclusions	All QPs (**)
23	Recommendations	All QPs (**)
24	References	All QPs (**)
25	Reliance on information provided by the registrant	All QPs (**)

(*)	Marco Carrasco, who holds the position of Project Manager of Cementos Pacasmayo compiled the information received from the QPs of each chapter to have an integrated report. Each QP is responsible for the section they wrote.

(**)	Henry Vargas, Jhonson Rodríguez, Marco Alarcón and Jason Gamio

(***)	Henry Vargas joined Cementos Pacasmayo as Environmental Coordinator in (December 2022).

(****)	Jason Gamio assumed new responsibilities as Chief of Planning and Evaluation of Resources and Reserves in April 2023.

2.3.	Conventions

Unless otherwise indicated in the report, all currencies are in soles and all measurements and units are in the metric system. The Tioyacu quarry is located within the boundaries of the WGS84 two-dimensional geographic coordinate reference system, in the UTM 18S (Universal Transverse Mercator) zone. All coordinates referenced in this report and in the accompanying figures, tables, maps and sections are provided in the WGS84 coordinate system, UTM 18S zone, unless otherwise indicated.

2.4.	Previous Work and Sources of Information

The information used is sufficient to allow this TRS to be completed with the level of detail required by Regulation S-K subpart 1300. The information used included exploration results from the various drilling campaigns, actual information from Cementos Selva’s operations, information submitted to and approved by the corresponding authorities, and public information in organizations specialized in the cement industry. The list of sources of information is presented in Chapter 24 of this report.

2.5.	Details of QP Personal Inspection

The QP’s who developed this document visited the Tioyacu quarry and the Rioja plant as part of their activities for 2023.

Table 7 QP’s field visit

Item	First and Last Names	Job Position	Profession	Field visit
1	Henry Vargas	Environmental Coordinator	Environmental Engineer	Mr. Vargas has visited the Tioyacu quarry and Rioja plant multiple times. The last visit to the Tioyacu quarry and Rioja Plant was in October 2023. During this visit, Mr. Vargas inspected the environmental monitoring points, solid waste areas, raw material warehouse, and the administrative area of the Pacasmayo plant and Tembladera quarry to verify the environmental controls.

2	Jhonson Rodríguez	Senior Geologist	Geological Engineer	Mr. Rodríguez has regularly visited the Tioyacu quarry and Rioja plant, most recently in November 2022. He visited core facilities and discussed grade control, geological mapping, exploration and delineation drill practices, diamond drill core logging, quality assurance, quality control (QA/QC), and laboratories. During 2023, he coordinated with operational staff about the items above.

3	Marco Alarcon	Quarry’s Superintendent	Mining Engineering	Rioja plant and Tioyacu quarry, all year as part of his duties.

4	Jason Gamio	Chief of planning and evaluation of resources and reserves	Geological Engineer	Mr. Gamio has regularly visited the Tioyacu quarry and Rioja plant, most recently in November 2022, visiting core facilities, discussing grade control, geological mapping, exploration, and delineation drill practices, diamond drill core logging, quality assurance, and quality control (QA/QC), raw material storage and mineral reserve estimation practices.

2.6.	Previously Filed Technical Report Summary

This Technical Report Summary (TRS) updates the previously filed technical report summary for the property. The previously filed TRS is the “Technical Report Summary (TRS), Tioyacu Quarry and Rioja Cement Plant 20-F 229.601”, which was filed as Exhibit 96.3 of the CPSAA’s Annual Report on Form 20-F filed with the SEC on April 28, 2022 (File No. 001-35401).

3.	Property description

3.1.	Tioyacu quarry

The quarry is located in Elías Soplin Vargas District, Rioja Province, San Martin Region close to the Rioja plant.

The Peruvian State granted the mining right to Cementos Selva S.A.C. to carry out exploration and production activities that allow non-metallic minerals found in the subsurface through mining concessions.

The mining rights registered with the authority, Instituto Geológico Minero y Metalúrgico (INGEMMET) are as follows Moyobamba 98, Pajonal 2, Rioja 1, Rioja 2, Rioja 3, Rioja 5, Rioja 6, Rioja 7, Rioja 8, Rioja 9, Calizas Tioyacu, Arcillas el Pajonal, Pajonal 3 and Pajonal 4. The area of the mining property is 9,600 hectares.

The mining rights (the mining concession title) are granted by INGEMMET of the Energy and Mines Sector through a Presidential Resolution. It is determined to include the mining rights in the Rioja Economic-Administrative Unit (UEA).

On March 15, 2016, by Presidential Resolution No. 0140-2016-INGEMMET/PCD/PM, the competent authority granted to Cementos Selva S.A.C the Riojaa Economic-Administrative Unit (UEA), with code No. 01-00005-04-U of Cementos Selva S.A.C. These mining rights included 15 mining concessions.

Table 9 UEA Rioja Concessions

N°	Code	Name	Hectares	Material
1	10912695	ARCILLAS EL PAJONAL	200	Non Metallic
2	10912495	CALIZAS TIOYACU	400	Non Metallic
3	10062498	MOYOBAMBA 98	100	Non Metallic
4	10133998	PAJONAL 2	400	Non Metallic
5	10073705	PAJONAL 3	800	Non Metallic
6	10073605	PAJONAL 4	300	Non Metallic
7	10157996	RIOJA 1	1,000	Non Metallic
8	10158096	RIOJA 2	1,000	Non Metallic
9	10158196	RIOJA 3	1,000	Non Metallic
10	10158296	RIOJA 4	800	Non Metallic
11	10158396	RIOJA 5	1,000	Non Metallic
12	10158496	RIOJA 6	400	Non Metallic
13	10158596	RIOJA 7	1,000	Non Metallic
14	10158696	RIOJA 8	1,000	Non Metallic
15	10158796	RIOJA 9	1,000	Non Metallic

On February 09, 2022, by Report No. 1003-2022-INGEMMET/DCM/UTM, the competent authority has notified the exclusion of the Rioja 4 concession with code 10158296 from the Rioja UEA with code No. 01-00005-04-U.

The UEA Rioja is conformed by the following concessions:

Table 10 UEA Rioja Concessions

N°	Code	Name	Hectares	Material
1	10912695	ARCILLAS EL PAJONAL	200	Non Metallic
2	10912495	CALIZAS TIOYACU	400	Non Metallic
3	10062498	MOYOBAMBA 98	100	Non Metallic
4	10133998	PAJONAL 2	400	Non Metallic
5	10073705	PAJONAL 3	800	Non Metallic
6	10073605	PAJONAL 4	300	Non Metallic
7	10157996	RIOJA 1	1,000	Non Metallic
8	10158096	RIOJA 2	1,000	Non Metallic
9	10158196	RIOJA 3	1,000	Non Metallic
10	10158396	RIOJA 5	1,000	Non Metallic
11	10158496	RIOJA 6	400	Non Metallic
12	10158596	RIOJA 7	1,000	Non Metallic
13	10158696	RIOJA 8	1,000	Non Metallic
14	10158796	RIOJA 9	1,000	Non Metallic

Table 11 shows the UTM central coordinates of the Rioja Economic Administrative Unit (UEA).

Table 11 Central coordinates of the UEA Rioja property

North	East	Radius	Zone
9,340,000	246,000	20,000	18

In accordance with this, the Rioja UEA includes fourteen (14) non-metallic mining rights with an extension of 9,600.00 hectares, in favor of Cementos Selva S.A.C., owner of said rights; located in the Districts of Rioja / Awajun / Elias Soplin Vargas / Nueva Cajamarca / Posic, Province of Rioja and department of San Martin.

Cementos Selva S.A.C. complies annually with the payments for the rights to the UEA Rioja concessions.

These payments must be made from the first business day of January to June 30 of each year, CSSAC provides the Financial Entities in charge of receiving the payments with the SINGLE CODE (see Table 10) of its mining rights, to comply with its obligation.

In the case of Rioja concessions, the payment is equivalent to US$3 per hectare.

Likewise, Cementos Selva S.A.C. pays royalties to the State as established by the Authority in Law N° 28258 and its amendment N° 29788.

Figure 4 UEA Rioja map

3.2.	Rioja plant

The Rioja plant is located in the district of Elías Soplin Vargas, province of Rioja, San Martin region; on land owned by the Company that occupies a total area of 28.16 hectares, duly registered in File No. 4273, Electronic Record No. 05004085 of the Land Registry of Moyobamba, Registry Zone No. III, Moyobamba Headquarters.

Table 11 shows the UTM coordinate of the centroid of the Rioja plant.

Table 11 Central coordinates of the Rioja plant

North	East	Radius	Zone
248338.19	9336658.96	200.00	18

According to the Organic Law of Municipalities (Law 27972), Cementos Selva S.A.C. must pay the annual property tax for the property described above.

Figure 4 Rioja plant map

4.	Accesibility, climate, local resources, infrastructure and physiography

4.1.	Tioyacu quarry and Rioja plant

Cementos Selva S.A.C. is an industrial company dedicated to the production of cement. Its Tioyacu quarry provides limestone as raw material for cement production.

The Tioyacu quarry is geographically located in the district of Elías Soplín Vargas, province of Rioja, department of San Martín, approximately 14.46 km from the city of Rioja.

Topography

The study area consists mainly of hillsides with slopes ranging from 25% to more than 75%, terraces of alluvial origin, with slopes of less than 8% and slightly undulating, and small hillsides. The Tioyacu quarry has an average altitude of 900 meters above sea level.

Vegetation

The vegetation is evergreen with lianas and vines, many of which are covered by epiphytes of the Bromeliaceae family. The forests present a very heterogeneous flora composition.

Access

By air is from Lima – Tarapoto in a 1.5 hour flight, and by land from Tarapoto to Tioyacu quarry for a journey of 3 hours.

Access to the Tioyacu quarry is via the Fernando Belaunde Terry highway, which crosses the district of Elías Soplin Vargas from south to north.

Climate

The climate in this Amazon region in northern Peru is mainly influenced by the following factors: the Intertropical Convergence Zone (ITCZ), the presence of the Eastern Cordillera of the Andes and the Extratropical Fronts.

Physiography

The study area has landforms that have been generally classified as large plains landscape and mountainous landscape (mountain slopes).

Local Resources

The Tioyacu quarry is operated by Cementos Selva S.A.C personnel. The quarry is located 13.7 kilometers from the town of Rioja, which has the resources of a city.

Power is supplied by the 60 kV Rioja - Nueva Cajamarca transmission line owned by Electro Oriente.

The company has a water use license for industrial purposes, with its water catchment point located in the Tioyacu River. The National Water Authority issued the authorization R.A. Nº 100-2010-ANA-ALA ALTOMAYO.

5.	History

On February 6, 1998, the public auction of the Rioja plant was held, and Consorcio Pacasmayo was awarded the contract. To comply with the terms of the auction, Consorcio incorporated and subsequently transferred ownership of the plant to Cementos Rioja S.A. The award mentioned above included, by public deed dated April 8, 1998, the non-metallic mining concession “Calizas Tioyacu.” The Tioyacu quarry began operations as Cementos Rioja S.A. in 2000.

At the end of 1982 and beginning of 1983 a campaign of 460 meters of drilling was carried out in 05 drill holes located in the eastern flank of the “Tioyacu” limestone-dolomitic massif executed by Andes Diamantina S.R.L. The objective was to determine the feasibility of a new portland cement plant in the department of San Martin. The exploration study identified limestone suitable for cement manufacturing.

In 2015, Cementos Selva S.A.C. commissioned Geosym Consultores S.A.C. to carry out prospecting work through drilling. A total of 06 drill holes were drilled, conveniently located and distributed along the Tioyacu quarry (02 holes in the southern sector, 03 holes in the central área, and 01 hole in the northern sector) to geologically evaluate the deposit and know its characteristics at depth.

These 06 drillings together with blast holes information and geological evaluation work allowed Cementos Pacasmayo to update the inventory of Mineral Resources and Reserves.

From 2018 to the present, Cementos Selva S.A.C., with the help and support of mining software such as Leapfrog and Minesight has updated its Resources and Reserves at the Tioyacu quarry.

On March 1, 2022, Cementos Selva S.A. changed its corporate name to Cementos Selva S.A.C. (CSSAC).

From October to November, 2023, the Rioja plant stop its operations because there was general power outage in the area. During 2023, Cementos Selva performed a drilling campaign in the Tioyacu quarry in order to confirm Reserves.

6.	Geological setting, mineralization, and deposit

6.1.	Regional geology

The strata of the district of Elias Soplin Vargas, province of Rioja, San Martin region consists of Paleozoic/Mesozoic Age sedimentary strata of the Mitu Group, Pucara Group, Chambara Formation, Celendín Formation, Aramachay Formation, Condorsinga Formation, Ipururo Formation, and Quaternary Deposits.

Figure 6 Regional stratigraphic column

6.2.	Local geology

A lithological series of continental marine facies of limestones, marls, and dolomites have been identified in the quarry area. The classification of carbonate rocks based on the percentage of magnesium carbonate and clays, proposed by J.R.V Brooks (1896) and modified by J.A. Martinez-Alvarez, was used.

In the Tioyacu quarry, ten types of rocks were classified, corresponding to a sequence of limestones, magnesian limestones, dolomitic limestones, dolomitic marly limestones, marly limestones, marls, calcareous marls, clayey marls, dolomites, and calcareous dolomites. Overlying this formation are recent Quaternary deposits, consisting mainly of alluvial deposits comprised of colluvium and terraces with blocks and gravels in a sandy clay matrix.

Figure 7 Local stratigraphic column of the Tioyacu quarry.

6.3.	Characteristics of the deposit

Table 13 shows the main characteristics of the deposit.

Table 13 Characteristics of Tioyacu quarry

Quarry	Average Width (m)	Total Length (m)	Thickness (m)	Average depth (m)		Continuity
				Top Elevation	Lower elevation
Tioyacu	450	1200	150	1000	820	It is a sedimentary limestone deposit whose continuity is controlled longitudinally by the limestone outcrop, laterally by fault structures and at depth by the water table.

Figure 8 Geological Section of the Tioyacu quarry

7.	Exploration

7.1.	Drilling

Cementos Selva’s exploration activities at the Tioyacu quarry property involve drilling to characterize the geology adequately.

Table 14 Drilling campaigns in Tioyacu quarry

Drilling Campaign	Date	N° of holes	Holes dimeter	Type of sampling	Objective
1	1983	5	HQ	Core sampling	Exploration
2	2015	6	HQ	Core sampling	Exploration
3	2023	6	HQ	Core sampling	Reserves Confirmation

7.2.	Hydrogeology

During 2023, Cementos Selva did not conduct hydrogeological studies. The last hydrogeological studies were conducted during 2015 and the information was presented in the previously filed TRS titled “Technical Report Summary (TRS), Tioyacu Quarry and Rioja Cement Plant 20-F 229.601”, which was filed as Exhibit 96.3 of the CPSAA’s Annual Report on Form 20-F filed with the SEC on April 28, 2022 (File No. 001-35401).

As stated in the previous TRS, Cementos Pacasmayo hired Geosym Consultores S.A.C (2015) to developed the investigations through 04 hydrogeological borings with piezometers, 19 Lefranc and Lugeon permeability tests were executed, 01 Slug Test, and 02 Air Lift tests, physical-chemical parameter readings, gauging with use of current meter and groundwater sampling. The hydrogeological study included the evaluation of 04 piezometers. Geosym Consultores S.A.C concluded that the groundwater is above the current topographic elevation.

As per the previous TRS, CPSAA hired Consultora Minera Minconsult S.R.L to define the hydrogeological characteristics of the quarry.

7.3.	Geotechnical studies

During 2023, Cementos Pacasmayo did not conduct geotechnical studies. The last geotechnical studies were conducted during 2015 and the information was presented in the previously filed TRS titled “Technical Report Summary (TRS), Tioyacu Quarry and Rioja Cement Plant 20-F 229.601”, which was filed as Exhibit 96.3 of the CPSAA’s Annual Report on Form 20-F filed with the SEC on April 28, 2022 (File No. 001-35401).

As per the previously filed TRS, the geotechnical studies concluded, based on the geotechnical test work that the current slopes at the Tioyacu quarry are stable for static and pseudo-static loading conditions, with safety factors above the minimum recommended for operating conditions. The studies also recommended geotechnical design criteria including a single bench height between 4 and 6 m, inter-ramp angles between 35° and 44°. The recommended bank angles and bench angles are 65°.

8.	Sample preparation, analysis, and security

This Chapter describes the preparation, analysis and security of the samples used for the geology, quarry and cement plant operations.

8.1.	Geology and quarry

Cementos Selva S.A.C. has implemented international standards in all its operations such as quarries and plants. The ISO 9001 standard has been implemented and certified since 2015. The certification is renewed annually through an external audit.

The SSOMASIG deparment (Security, Occupational Health, Environment and Management Systems), is part of the team that determines and gives the necessary support for the maintenance of the ISO 9001 and the scope is in all the company’s activities.

The Geology deparment has protocols for the activities of sample preparation methods, quality control procedues, security and other activities.

8.1.1.	Preparation of samples, procedures, assays and laboratories

Samples obtained from the drill holes are placed in holders to be duly coded, cut, bagged and sent to the laboratory at the Rioja plant and are occasionally sent to an external laboratory following the company’s procedures.

Certimin S.A. is used as an external laboratory for chemical analysis. Certimin S.A. is a Peruvian laboratory that is certified in ISO 9001, ISO 14001, ISO 45001, NTP-ISO/IEC 17025 Accreditation, and has a membership in ASTM. This laboratory has modern facilities for the development of mining services associated with the cement industry and technical support in the geochemical field for national and international companies.

For the limestone samples, the laboratory analyses evaluate CaO, MgO, Al2O3, SiO2, Fe2O3, SO3 and Cl. Once received in the laboratory, the properties of the limestone to be used in cement production are analyzed.

8.1.2.	Quality Assurance Actions

Cementos Selva S.A.C has developed quality assurance actions, which guarantees the accuracy of the results in the sampling, in the preparation and analysis of the samples.

8.1.3.	Quality Plan

Cementos Selva S.A.C. has implemented QAQC protocols for the development of exploration and production activities in the Tioyacu quarry in order to ensure the quality of the information used in the estimation of Resources and Reserves.

Based on the information and samples from the 2015 drilling campaign were re-analyzed to re-evaluate the deposit. As part of the procedure, twin and duplicate samples were inserted, representing 5.16% and 10.32% as insertion ratio. Calcium (CaO), which is the main component of the limestone for cement production, was analyzed. The quality control (CaO) results showed that the Twin samples had an error of 3.08%, which is within the acceptable range (30%). The percentage of good samples was 100%. On the other hand, the quality control results of the duplicate samples showed an error of 0.94% (Coarse Duplicate) and 1.72% (Fine Duplicate), which is below the allowable error of 20%. The percentage of acceptable samples was 100%.

The quality plan implemented by Cementos Selva for the quarries includes the insertion of blanks, duplicates and standards, in order to control the precision, accuracy and contamination in the samples.

Table 15 Quality Plan of the Tioyacu quarry

Blanks	Duplicates	Standards	Remark
1 control sample for each batch of 20 samples.	2 control sample for each batch of 20 samples.	1 control sample for each batch of 20 samples.	Cementos Pacasmayo protocol ¨OM-GL-PRT-0023-R0¨.

8.1.4.	Sample security

Cementos Selva S.A.C. has implemented QAQC protocols for the development of exploration and production activities in the Tioyacu quarry in order to ensure the quality of the information that allows the estimation of Resources and Reserves.

Cementos Selva S.A.C. has a specific area for the storage of the samples obtained during the drilling campaigns; the samples are properly stored in order to preserve their quality.

The necessary materials for storage and transport of the samples were provided. Sampling cards were also implemented with information on the name of the project, name of the borehole to be sampled, date of sampling, sampling interval, sampling management, sampling and type of sample or control sample.

All samples were labeled and a photographic record is available. The photographic record of each sampling bag is made together with the weighing of the sample.

8.1.5.	Chain custody

Cementos Selva S.A.C has implemented actions to ensure the physical security of samples, data and associated records; the traceability of the sample from its generation to its analysis and subsequent conservation of rejects and pulps. At the Tioyacu quarry, core samples are duly stored in the coreshack.

8.1.6.	Qualified person’s opinion on quarry QaQc

In the authors’ opinion, Cementos Selva S.A.C. has been complying with the international standards of ISO-9001 since 2015 and implemented Quality Assurance and Quality Control (QAQC). Cementos Selva S.A.C. has used a QAQC check program comprising blank, standard and duplicate samples. The QAQC shipping rate used complies with accepted industry standards for insertion rates, as well as the actual sample storage areas and procedures are consistent with industry standards.

Protocols in the different exploration and production processes are strictly complied with. There is information on sample preparation methods, quality control measures, sample security and these results are accurate and free of significant error. The information in this report is adequate for use in the construction of the Geological Model, Resource estimation and Reserve estimation.

8.2.	Rioja plant

8.2.1.	Sample preparation, procedures, assays and laboratories

Cementos Selva S.A.C. has a quality plan for each of its operations, part of the corporate quality system.

Within the quality plan (S-CC-D-05 - Quality Plan), samples of raw materials such as limestone, clay, iron and coal are evaluated in the Rioja plant laboratory, where they are analyzed to determine the chemical composition of each material for the production of cement.

The procedures applied are wet chemical analysis of clinker and cement, wet physical and chemical analysis of crude and raw materials, general XRF procedures, physical-chemical analysis for coal samples, and physical tests for cements based on ASTM, NTP (Peruvian Technical Standard), and ISO standards.

8.2.1.1.	Raw materials sample preparation

For preparation of samples, staff follow the sample collection and preparation procedure, which consists of primary and secondary crushing, and reduction of the sample size by coning and quartering followed by pulverizing the sample in a ring mill.

8.2.1.2.	Laboratory Analysis

The laboratory at Rioja plant has implemented the ISO 9001 standard; also, it has calibrated equipment, with a calibration and maintenance program established by the laboratory area. The main equipments in the laboratory at Rioja plant are the XRF fluorescence equipment and the compressive strength press, which are maintained annually and have inter-daily verification.

The tests for air content, fineness, autoclave expansion, compressive strength and setting time, and Vicat are made for all types of cements. The autoclave expansion, 14-day mortar expansion, SO3, MgO, loss on ignition, insoluble residue, and C3A and 2 C3A+ C4AF tests only apply to some specific cements.

8.2.2.	Quality Assurance Actions

The sampling plan, frecuency of tests and data verification applies to the processes of reception of raw materials, crushing of materials, drying of raw materials, grinding of raw materials, clinkerization, grinding of cement and packaging of cement.

Table 16 Tests and frequency for each stage of the process

Stage	Tests	Frequency
Reception of raw materials	X-ray Chemical Analysis, Moisture, Sulfur / Total Moisture, Ash, Calorific power, Chemical Analysis by XRF, R.I. (weekly).	Daily 1 time.
Crushing raw materials	Chemical Analysis by XRF, Moisture (every 2 hours), P.F (8 hours composite).	Every hour.
Drying raw materials	Moisture	Every 2 hours.
Crude grinding	XRF Chemical Analysis, Moisture (Every 2 hours), P.F , RM-170.	Each 2 hour up to 8 hours.
Clinkerization	Chemical Analysis by XRF, P.F, f-CaO / Liter Weight.	Every 2 hours.
Cement grinding	Chemical Analysis by XRF, P.F, f-CaO, Blaine, R.I., RM 325, RM 450, Setting time, Autoclave Expansion, Compressive Strength.	Every 2 hours up to 1 time per Silo.
Cement packing	Chemical Analysis by FRX, P.F, f-CaO, R.I. (in type I) / Blaine, RM 325, Setting, Autoclave Expansion, Compressive Strength, Air Content, Density and Expansion of the Mortar Bar (only in type GU).	1 time per day per type of cement.

The quality plan implemented by Cementos Selva for the cement plants includes the insertion of blanks, duplicates and standards, in order to control the precision, accuracy and pollution in the samples.

Table 17 Quality Plan of Rioja plant

Blanks	Duplicate	Standard	Comment
50	250	11 for cement (NIST) 01 for coal (LeCo)	Blanks only apply when spot-checks are performed by Classical methods

The Rioja plant has a QAQC plan, which includes the items mentioned in Table 17. Likewise, the results for the period 2023 show 50 blank samples, 250 duplicate samples, and 16 standard samples. They are below the error limits.

As part of the quality plan, the laboratory evaluates its performance through external interlaboratory; in this sense, the laboratory participates in 02 interlaboratory:

●	CCRL: Compliance greater than 97% in qualification Z Score > 4

●	XAMTEC: Qualification greater than 99%.

Likewise, quality actions includes control of finished products, control on non-conforming products, validation of silos, density analysis, QaQc program, quality plan and quality control parameters for raw materials received at the Rioja Plant.

8.2.3.	Sample security

Cementos Selva S.A.C. has implemented QaQc protocols for the development of cement production activities at the Rioja plant, in order to ensure the quality of the information that allows the estimation of the Resources and Reserves of the deposit.

Sample preparation methods are; Sampling and preparation of crude, clinker, and cement samples, Sampling and preparation of raw material samples, and Preparation of coal samples for laboratory analysis.

The testing procedures are wet chemical analysis of clinker and cement, general XRF procedures, wet physical and chemical analysis of crude and raw materials, physical-chemical analysis for coal samples, physical tests for cements and quality plan.

Likewise, the control parameters are for raw material input, crude production, clinker production, cement grinding, sampling plan, frequency of tests for raw materials, and sampling plan and frequency of tests for cement.

8.2.4.	Qualified Person’s Opinion on cement plant QaQc

Cementos Selva S.A.C. has a Quality Assurance unit, which ensures compliance with the requirements for finished products specified in the technical product standards, based on Peruvian technical standards and traceable to the American Society for Testing and Materials (ASTM).

In this sense, in the author’s opinion, the quality assurance system at the Rioja plant, which includes preparation methods, procedures, analysis and security, complies with the best practices in the industry, thus ensuring that the final customer has confidence in the quality level of the products marketed by Cementos Selva

9.	Data verification

This Chapter shows the data verification activities for the geology, quarry and cement plant.

9.1.	Geology and quarry

9.1.1.	Data Verification procedure

CSSA has a unit specialized in the compilation, verification and standardization of information for the geological database. Its main function is the validation of the data to be used in the estimation of Mineral Resources and Reserves. For the proper management of the information, internal protocols have been implemented which are subject to internal audits.

9.1.2.	Data collection

The Data collection applies to exploration activities. For diamond drilling, the process flow for planning and execution of drillings, survey methods for reporting drill collars and ddh / verification of the quality of information and recovery process of the core information. In addition, for geological sampling activities, the processes flowsheet, validation and consistency of sample information, sample preparation and testing, density, registration process and digital photographic storage are used.

9.1.3.	Management and Validation of Database

The stages for management and validation of database are the recovery, processing and storage of the database. Which includes database development process flow, information standardization and integration process, information storage strategy, appropriate database technology, structure and practicality of the database system that allows a fast and flexible access and input of information, and validation of chemical results, which includes the QaQc report.

9.1.4.	Tracking Data

The consistency between the database records and the original registry was verified by the QPs 2023. No differences were detected between the database and the log files. A digital copy of all records is kept as pdf files. Digital certificates support the chemical analysis data.

The collection of the information considered the following: drill collars, survey, lithology, samples and assays.

9.1.5.	Validation of Data

The geology department provided copies of all Tioyacu quarry drilling records, including Excel spreadsheets, driller’s logs, field geologist’s logs, quality results sheets from the Rioja laboratory, collar sheets, and survey sheets. Data for each hole was individually checked in the database to confirm accuracy.

The reviews included:

●	Drillhole lithology database comparison to geophysical logs

●	Sample quality database comparison to quality certificates

●	Survey sheets.

●	Collar sheets.

●	Core photographic record.

Typical errors may impact reserve and resource estimation related to discrepancies in original data entry. These errors may include:

●	Incorrect drillhole coordinates (including elevation).

●	Mislabeled drillhole lithology.

●	Unnoticed erroneous quality analyses where duplicate analyses were not requested.

●	Unrecorded drillhole core loss.

Data validation follows the field operational procedures that collect information from the source (collar, survey, lithology, samples, and assays).

Finally, when the information is transmitted and uploaded to the mining software for geological modeling and estimation, it is double-checked to eliminate any additional errors.

9.1.6.	Qualified Person’s Opinion Geologic Data

The qualified persons followed the defined processes for information flows to support Resource and Reserve estimation. The qualified person followed the same process as a means of verifying and validating the geologic data. They found that the validated information is congruent in the interpretations of the same, with which the fundamental base geological models were generated for the estimation of the Resources.

No findings have been found that could invalidate the estimation of the Resources and Reserves of the unit.

9.2.	Rioja plant

The Quality Control Plan contemplates the following aspects: PDCA cycle, customer, person in charge, activities, risks, control methods, monitoring, measurement, analysis, evaluation and documentary evidence.

The PDCA cycle is:

-	Plan; during this stage the following activities are considered: determination of characteristics of raw materials, product in process and finished product, elaboration of control and matrices parameters and determination of activities and results assurance program.

-	Do; during this stage the following activities are considered: verification and compliance with the requirements and matrices, sampling and preparation.

-	Check: during this stage the following activities are considered: chemical analysis by XRF, chemical analysis, physical analyses, recording of results, taking action on non-conformities.

-	Act, during this stage the following activity is considered, acting to improve.

-	The Quality Assurance Plan is applied to the following customers: production, quarry, provisions chain and external customer.

9.2.1.	Data verification procedures

The XRF analysis, chemical analysis and physical analysis are made to verify the results of the samples, as part of the Quality Control Plan.

The data resulting from these three types of analysis are recorded and evaluated in order to determine whether or not they comply with the technical specifications.

Data verification procedures include internal audits, check lists, statistical tables, reports, validation of data, certificates, interlaboratory test reports and compliance with quality protocols.

9.2.2.	Data validation

Cementos Pacasmayo S.A.A. (Included Cementos Selva S.A.C.) through its quality assurance and control area participates in evaluations with international laboratories such as CCRL/ASTM (Concrete and Cement Reference Laboratory), which is an international reference laboratory for construction materials, and Xamtec of Colombia, an international interlaboratory, in order to report reliable data.

The Quality Control laboratories endorse their analysis methods by participating in interlaboratory analysis programs, which compare the results with national and foreign laboratories. The methods of analysis compared are X-ray fluorescence (XRF) and the physical cement tests, which are the methods used to control cement quality. In all the results of these interlaboratory programs, the companies always obtain the best results for each test.

9.2.3.	Qualified Person’s Opinion on cement plant

In the author’s opinion, the methodologies used for collection and processing data at the cement plant are accurate and free of significant errors. The information can be used for model construction and estimates for cement production. Considering that the analyses of the main chemical components and physical properties of the raw materials and final products are completed by external laboratories, the quality of the information is adequate for preparing Mineral Resource and Reserve estimates.

10.	Mineral processing and metallurgical testing

10.1.	Nature of Testing Program

Cementos Pacasmayo S.A.A. (included Cementos Selva S.A.C) has Quality Assurance, Research and Development department. The objective of these department is to develop, evaluate and research procedures for the development of products at laboratory scale and their scaling up to industrial scale. Another objective is to identify evaluations of fuel substitutes to reduce energy costs.

Cementos Pacasmayo S.A.A has also implemented their own procedures for the preparation, review, issuance and control of test reports associated with cement production.

The laboratory at Pacasmayo plant has implemented the ISO 9001 standard since 2015. The Research and Development laboratory located at the Pacasmayo plant is responsible for technical aspects of cement plant and quarriy operations (including Tioyacu quarry and Rioja Plant).

Cementos Pacasmayo applies the procedures:

-	P-ID-P-04 Preparation of raw materials.

-	P-ID-P-05 Sampling of cement and raw materials.

-	P-ID-P-13 Input, storage and disposal of samples.

A permanent control is carried out with other laboratories to give greater reliability to the results. Likewise, interlaboratory reports are issued with external laboratories such as CCRL (Cement and Concrete Reference Laboratory), which is a reference laboratory for construction materials at international level, and Xamtec from Colombia, an internal interlaboratory.

Cementos Pacasmayo S.A.A. has also obtained the certification that certifies compliance with Supreme Decree No. 001-2022, which validates compliance with the Technical Regulation on Hydraulic Cement used in Buildings and General Construction.

Cementos Pacasmayo SAA opted for the highest and most rigorous certification model (Type 5) granted by ICONTEC, which has extensive experience in the certification of products and services.

A significant percentage of R&D activities are focused on the evaluation of alternative fuels such as rice husks. Laboratory tests are developed always seeking to generate an operational benefit for the company. Based on this work, the laboratory has determined (and confirmed with production estimates) that 1 tonne of limestone yields 0.77 tonnes of clinker and the clinker/cement factor with additions is 0.72.

The R&D Laboratory located at the Pacasmayo plant provides analysis and research services to all of the company’s cement plants.

10.2.	Cement Manufacturing Test Results

To determine the cement design, which includes the clinker/cement factor, CPSAA uses the tests outlined in national technical standards such as NTP 334.009, NTP 334.090, and NTP 334.082. The cement design is modified when some of the chemical or physical requirements present a trend that could lead to non-compliance (non-conforming product). For the clinker/cement factor, priority is given to the compressive strength test at all ages (1, 3, 7, and 28 days). If the compressive strength shows a negative trend, even modifying the operating variables to correct it, the clinker/cement factor is modified.

At the Pacasmayo plant, the studies conducted in the Research and Development laboratory and the Quality Control units include the substitution of fossil fuels for rice husks at the Rioja plant.

The main objective of the substitution of fossil fuels is the reduction of CO2 or greenhouse gas emissions.

In 2023, CSSAC used 4,645 t of Alternative Fuel (rice husk measured as coal equivalent) in the Rioja plant. This result represented 10.82% of the total fuels used by the plant for cement production and a reduction in emissions of 12,194 t of CO2.

10.3. Qualified Person’s Opinion of the Adequacy of the Test Data

The Research Laboratory issues technical reports following the criteria of international standards for the operations area, identifying the correct data, defining the requirements that may vary but include accuracy, consistency, and validity through an evaluation of the data and implementation of solutions, and finally, validating the adequacy of the data.

The operations area then evaluates the convenience of industrially implementing the tests and validating what is reported at the laboratory level.The reliability in the integrity and adequacy of The data reported by the area is based not only on the technical competencies of the collaborators but also on the high scores obtained in the external interlaboratory of recognized entities such as XAMTEC and CCRL in their different programs.

11.	Mineral Resources estimates

The geological model was developed and structured using Leapfrog software; the solids were generated considering the quality of the lithology based on the results of the analysis of the samples taken.

Because the deposit is a sedimentary one, the qualified persons interpreted the geological model with the help of a set of regularly-spaced sections parallel to and perpendicular to strike of the deposit shape.

According to the lithological characteristics and descriptions, ten lithological horizons were recognized.

The lithological units have been grouped by assigning a numerical code in the mining software to simplify the modeling. Table 18 shows the lithological units with their respective numerical codes.

Table 18 Lithologic units of the Tioyacu quarry geological model

Lithologic Units	Lithology Code
Limestone	1
Marly limestone	2
Magnesian limestone	3
Marly dolomitic limestone	4
Dolomitic limestone	5
Calcareous dolomite	7
Dolomite	6
Calcareous marl	8
Marl	9
Clay loam	10

The main criteria for geological modeling is the quality, such as the content of oxides in limestones.

The lithological criteria is based on the macroscopic physical characteristics of the limestone horizons and the percentage of essential elements in its composition (oxides) that determine the quality of the limestones. Based on the quality and specifications of the cement plant, the qualified persons used a cut off 51% of CaO.

Table 19 shows the referential cut-off of the oxides that determine the classification of the final limestone rock products.

Table 19 Rioja plant material restrictions

		Limestone Type I
CaO (%)	Min.	51.0
	Max.	-
SiO2 (%)	Min.	-
	Max.	3.8
MgO (%)	Min.	-
	Max.	1.6
K2O (%)	Min.	-
	Max.	0.4

The qualified persons built a block model based on the dimensions and spatial distribution of the deposits containing the material of economic interest. Table 20 shows the characteristics of the model.

Table 20 Characteristics of the block model

	Minimum (m)	Maximum (m)	Size (m)	Number
X	246,789	247,637	4	212
Y	9,335,804	9,337,080	4	319
Z	720	1048	4	82

11.1.	Database

A total of 341 samples from 11 drill holes were used for resource estimation. Additionally, 7,855 blast hole control samples were used to strengthen the variogram analysis of the primary variable CaO.

The data is managed in a database, where it is extracted and then loaded and used in MineSight software.

11.2.	Density

For the bulk density of the rocks, diamond drilling samples were collected at the Tioyacu quarry, from which the bulk densities were determined by the wax method. The results of this determination and the bulk densities by lithological domain are shown in Table 21.

Table 21 Limestone density per horizon

Lithology	Density (g/cm3)
Limestone	2.71
Marly limestone	2.73
Magnesian limestone	2.69
Marly dolomitic limestone	2.69
Dolomitic limestone	2.73
Calcareous dolomite	2.70
Dolomite	2.64
Calcareous marl	2.61
Marl	2.62
Clay loam	2.10

11.3.	Composting

The compositing was performed using control of the GEO Item (file 11 MS). In general, each geological unit is estimated from the information of the composites belonging to that unit. The composites should not cross “hard” boundaries between different geological units.

For compositing, the QPs assumed each initial core section has uniform grades in order to composite the grade profile of each borehole. During compositing, the goal was to preserve the original nature (variability) of the samples.

The calculated values considered in the compositing were for CaO, MgO, SO3, SiO2, Fe2O3, Al2O3, and K2O.

Composites were made at different lengths to determine the optimum compositing length. The 4 m composite is the size that best fits the nature of the original sample and so was used in resource estimation.

In addition, the modeling considered the length of the composites based on an exact multiple of the block height, which coincided with the bench height.

11.4. Basic statistics of the data (Assay – Composites)

Tables 22 and 23 show the results of the basic statistics of the elements CaO, SiO2, MgO, SO3, K2O, Na2O, and Cl for the original and composite data. The statistical analysis was done separately for each defined orebody (limestone horizon).

Tables 22 and 23 show the statistics of the limestone and marly limestone horizons as these are the main ones for the estimation of the Resources and Reserves.

Table 22 Basic statistics of the limestone horizon data

Components	Origin	Valid	Rejected	Minimum	Maximum	Mean	Std. Devn.	Variance	Co. Of Vartiation
SiO2	Assay	2,596	6	0.18	32.04	3.39	3.02	9.14	0.89
	Composite	5,150	10	0.18	32.04	3.45	3.05	9.32	0.89
Al2O3	Assay	2,596	6	0.01	5.73	0.41	0.46	0.21	1.12
	Composite	5,150	10	0.01	5.73	0.42	0.47	0.22	1.12
CaO	Assay	2,601	1	30.49	55.38	51.84	2.22	4.94	0.04
	Composite	5,160	0	30.49	55.38	51.79	2.24	5.01	0.04
K2O	Assay	2,596	6	0.00	9.00	0.17	0.31	0.09	1.80
	Composite	5,150	10	0.00	9.00	0.17	0.31	0.10	791.0
MgO	Assay	2,596	6	0.07	10.21	1.18	0.54	0.29	0.46
	Composite	5,150	10	0.07	10.21	1.20	0.54	0.29	0.45

Table 23 Basic statistics of the data of the marly limestone horizon.

Components	Origin	Valid	Rejected	Minimum	Maximum	Mean	Std. Devn.	Variance	Co. Of Vartiation
SiO2	Assay	746	2	0.60	19.45	8.43	3.78	14.27	0.45
	Composite	1,358	2	0.63	19.45	8.18	3.79	14.33	0.46
Al2O3	Assay	746	2	0.12	4.43	0.94	0.63	0.39	0.67
	Composite	1,358	2	0.12	4.43	0.94	0.62	0.39	0.66
CaO	Assay	746	2	37.67	54.18	48.55	2.67	7.15	0.06
	Composite	1,358	2	37.67	54.18	48.67	2.70	7.29	0.06
K2O	Assay	746	2	0.06	2.28	0.42	0.35	0.12	0.83
	Composite	1,358	2	0.06	1.96	0.43	0.35	0.12	0.81
MgO	Assay	746	2	0.25	6.30	0.82	0.39	0.15	0.47
	Composite	1,358	2	0.25	6.30	0.82	0.39	0.15	0.47

11.5.	Extreme values

Extreme values are considered to be those analysis results that are not representative of the unit being studied and are defined in this work to be those that are above the mean plus twice the standard deviation.

In the analysis of the extreme values in the laboratory results for the calcareous lithologic units that are being estimated, no deviation has been found, all the results are coherent and representative of the levels to which they correspond.

11.6.	Variogram Analysis

In the variogram analysis of the composited data, each level corresponded to a body of economic interest at the Tioyacu quarry. From the variogram analysis, it was concluded that acceptable experimental variograms could only be obtained in two lithologies due to the amount of data.

The QPs considered an experimental variogram to be acceptable if the number of pairs used to estimate the semi-variances are greater than or equal to 200. The variogram modeling consisted of fitting the experimental variograms to valid variogram models in MineSight. Of these models, the most representative was the spherical model, present in 85% of the structures, followed by the Gaussian model. Table 24 shows the results of variogram modeling.

Table 24 Variogram modeling parameters

Type of Variogram Model	Spherical
Nugget effect	0.87
Total Sill	1.16
Range	82

11.7.	Interpolation

The Ordinary Kriging Interpolation (OK) method was used for the primary CaO variable, Inverse of the Distance (ID2) for the secondary variables, and Nearest Neighbor (NN) for validations. Table 25 shows the main parameters used to determine the interpolations of the primary CaO variable of the Limestone and Magnesian Limestone horizons.

-	The interpolations were performed in two consecutive passes.

-	The first with a search radius of twice the variogram range.

-	The second with a search radius equal to the range.

During interpolation, a mínimum of two and a maximum of 20 composites were used to estimate block qualities. Additionally, the QPs restricted the interpolation to using a maximum of two composites from each drill hole in all the passes.

Table 25 Ordinary Kriging Estimation Parameters CaO

Comment	PASS 1			PASS 2			PASS 3
Search dis. Block on Model -X	90			135			180
Search dis. Block on Model -Y	90			135			180
Search dis. Block on Model -Z	90			135			180
Max distance accept data	90			135			180
Min # comps a Block	4			3			2
Max # comps a Block	10			20			20
Max # comps per hole	2			2			1
Variable Model	CA1			CA1			CA1
Variable comp	CAO			CAO			CAO
Variable pasada	PSCA1			PSCA1			PSCA1
Pasada	PASS1			PASS2			PASS3
Store distance	DICA1			DICA1			DICA1
Store max # comp	NCCA1			NCCA1			NCCA1
Store max # drillholes	NDCA1			NDCA1			NDCA1
Store krigeage variance	SDCA1			SDCA1			SDCA1
Model type variogram	SPH	SPH	SPH	SPH	SPH	SPH	SPH	SPH	SPH
Nugget effect	0.293			0.293			0.293
Sill	0.038	0.278	0.391	0.038	0.278	0.391	0.038	0.278	0.391
Range along major axis	82	22	10	82	22	10	82	22	10
Range along minor axis	82	22	10	82	22	10	82	22	10
Range along vertical axis	16	6	2	16	6	2	16	6	2
Direction major axis	10	38	82	10	38	82	10	38	82
Plunge mayor axis	-4	-8	-16	-4	-8	-16	-4	-8	-16
Dip	25	46	82	25	46	82	25	46	82
Distance along major	90			135			180
Distance along minor	90			135			180
Distance along vert	12			16			32
ROT	157.66			157.66			157.66
DIPN	-7.22			-7.22			-7.22
DIPE	32.29			32.29			32.29
Limiting Variable model	RT1			RT1			RT1
Code limiting variable	1			1			1
Code matching conmp vs model	GEO			GEO			GEO

11.8.	Resources estimation

Mineral Resource estimates are effective December 31, 2023. All Mineral Resources are estimated as quantities at cement plant. For the estimation of Mineral Resources, the CaO content was considered and the impurity content. The impurities are restrictions determined by the cement production plant. Table 26 shows the Resources and the average values of their quality.

Table 26 Resource categorization (exclusive of Reserves) at the Tioyacu quarry

	Resources	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	Si2O (%)	K2O (%)
Limestone	Measured	0.05	50.10	0.60	1.01	5.82	0.22
	Indicated	0.5	48.01	0.67	3.32	6.23	0.19
	Measured + Indicated	0.5	48.20	0.67	3.11	6.19	0.20
	Inferred	19.8	46.34	0.37	5.97	2.67	0.14

11.8.1.	Cut-off

The main factor for the determination of Resources is quality. The costs of production, transportation, cement processing, and cement dispatch were considered to determine the Resources. The costs are based on real sources of the current operations of Cementos Selva S.A.C. Chapter 19 shows the economical analysis for determining the mineral Resources.

11.8.2.	Reasonable Prospects of Economic Extraction

The Mineral Resource evaluation has considered relevant economic and technical factors such as limestone production costs, cement sales prices, and environmental and social viability at our operations.

The area associated with the Resource estimate is located at the lower boundary of the mining concession. Complement the geological information towards the S-SW zone of the quarry, considering future production activities.

The Resource estimate considers the Tioyacu deposit as 90 m. thickness, defined by quality and continuity.

The all material produced in the Tioyacu quarry is blended to be sent to the plant. The quality of this material is analyzed in the Rioja plant laboratory before blending.

Update the geomechanical and hydrogeological studies of the quarry to consider future open-pit mining to the south.

The information that supports the estimation of the quarry’s Resources is consistent, which allows obtaining a robust resource model.

From the environmental and social point of view, Cementos Pacasmayo (included Cementos Selva) has been developing activities in Peru for more than 60 years and is recognized as a Peruvian company with a high reputation, therefore, it is expected that the environmental and social viability will continue.

11.8.3.	Mineral Resources classification

Cementos Selva S.A.C. obtained the parameters for classifying Resources based on staff´s experience designing the optimal drilling grid for sampling by geostatistical methods. Additionally, the variogram analysis was used as reference. Based on these, the following basic criterio is used to define the Resource classes:

-	Measured Resource: 1/3 of the distance of the variogram range.

-	Indicated Resource: 2/3 of the distance of the variogram range.

-	Inferred Resource: The total distance of the variogram range.

Several configurations have been defined from this basic configuration, taking into account the number of drill holes and the average search distance.

Associated with the uncertainty, QP considered the criteria in Table 27 to categorize the Resources. The table shows the number of composites, drill holes and distance used for the various resource categories.

Table 27 Criteria for Resource categorization

	Measured	Indicate	Inferred
Minimum number of composites	2	2	1
Maximum number of composites	20	20	20
Number of composites drillhole	2	2	1
Average distance of composites (m)	90	135	180

11.9.	Qualified Person’s Opinion

The QP has considered the quality and geological characteristics of the limestone horizons to develop the geological model. Likewise, the QP’s interpretation of the deposit was based on the diamond drill holes obtained in the drilling campaigns. The opinion of the QP is that there is consistency between the information and the geological model. As a producing mine, most of the relevant technical and economic factors have already been resolved.

The expansion of the pit towards the southern area of the deposit is necessary to guarantee the production of limestone in the future. It is important to start the development and preparation in that direction with the construction of the access ramp to complement the second phase of the diamond drilling campaign that started at the end of the year (2023), to allow the update that makes the geological model more robust and helps reduce uncertainty, as well as allowing the confirmation of resources and recategorizing inferred resources.

12.	Mineral Reserves estimates

Total Mineral Reserves estimated at the Tioyacu quarry are 10.3 million tonnes, as detailed in Table 24 in their different categories.

Additionally, the periodic update of the Mineral Reserves of the Tioyacu quarry takes into account the Reserves extracted when updating the Mineral Resources and Reserves models, any new “modifying factors”, or the change and entry of any new data.

The calcium oxide (CaO) content is the primary variable in the Mineral Resources and Reserves estimation. Its specific values depend on the lithological domain, with its concentration higher in some lithologies than in others.

The calculated Reserves in the limestone deposit was 5.9 M mt. of proven Reserves with 50.17% CaO and 4.4 M mt. of probable Reserves with 48.07% CaO for a total of 11.3 M mt. of Reserves with 49.28% CaO that support the mining plans for production and supply to the Cementos Selva S.A.C. plant.

Based on the estimated Reserves and the plant’s projected limestone consumption, the QPs estimate a life of mine of 24 years for the quarry.

12.1.	Criteria for Mineral Reserves estimation

The criteria used for the determination of Mineral Reserves are described below.

12.1.1.	Run of Mine (ROM) determination criteria

ROM is considered to be all material produced in the quarry that complies with the specifications and will be sent to the plant for cement production. For determining ROM tonnage, dilution was considered to be negligible. The recovery in the quarry was assumed to be 100%.

12.1.2.	Cement Plant recovery

The limestone received at the Rioja plant is properly stored and then mixed with other raw materials to obtain the raw meal feed (kiln feed). The crude contains 73.26% limestone. After the crude is obtained, it is fed to the calcination kiln to obtain clinker. Finally, the clinker is mixed with additives to obtain cement.

12.2.	Reserves estimation methodology

The Mineral Reserve estimation considers the costs of production, transportation, cement processing, and the quality restrictions of the raw material. The costs are based on actual costs from the current operations of Cementos Selva S.A.C. at the Tioyacu quarry and Rioja plant. Chapter 19 shows the economical analysis used to determine the Mineral Reserves.

●	Proven and Probable Reserves are derived from Measured and Indicated Resources, respectively.

●	Proven and Probable Reserves are within the pit designed for the Tioyacu quarry.

●	Reserves are those for which economic viability has been demonstrated by discounted cash flow analysis based on estimated capital and operating costs.

●	Cementos Selva S.A.C. has permits for limestone production at the Tioyacu quarry. All material considered to be Mineral Reserves are material for which CSSAC has mining permits.

●	The effective date of the Reserve estimate is December 31, 2023.

●	The Reserve estimate is the final product placed in the Rioja plant.

12.3.	Reserves estimates

Reserves are expressed in tons and are shown in Table 28.

Table 28 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Proven	5.9	50.17	0.61	1.01	5.86	0.22
	Probable	4.4	48.07	0.72	2.18	6.84	0.21
	Total	10.3	49.28	0.66	1.51	6.28	0.22

12.4.	QP’s Opinion on Risk Factors affecting Reserve Estimates

In the QP’s opinion, the Reserves estimated for the quarry from the Resources consider the relevant risk factors and modifying factors which affect the tonnage and quality estimates. The primary variable is considered to be CaO, which is very stable in the deposit. SiO2 is viewed as a secondary variable that, without adequate control, can have an inverse effect on the CaO content in the Reserves. MgO is a secondary control variable that is also taken into account to define the reserves, in the current report its average is slightly above the recommended level, which with an efficient mixing process is manageable, also with the objective of improving the quality support in the reserves it is planned to carry out a diamond drilling program in the quarry.

In estimating Reserves and the production plans for the quarry, these variables have been adequately considered with production sequencing and blending processes.

Because the Cementos Selva has been operating the Tioyacu quarry for 23 years and the deposit is relatively stable in the main quality metrics, the QP is of the opinión that the risks associated with the Reserve estimate is low.

In addition to quality factors, ore reserves could change from operating performance-controlled production costs, allowing for maximization of the use of resources in the extractive processes for the use of resources in the extractive processes for the industrialists, guaranteeing the LOM of the quarry.

13.	Mining methods

Cementos Selva S.A.C., a wholly-owned subsidiary of Cementos Pacasmayo S.A.A, is the current owner of the Tioyacu quarry. Cementos Selva S.A.C. carries out the planning, production, supervision and quality control of the quarry to verify the activities and production according to the requirements of Rioja plant.

13.1.	Mining methods and equipment

The production of the deposit begins with the drilling and blasting. The fragmented material is pushed with a dozzer to create muckpiles before loading the material into dump trucks using a front loader. The material is transported to the cement plant.

The quarry activities allow the production of fragmented limestone smaller than 12” in diameter, with carbonate grades according to the plant’s needs.

The sequence of limestone extraction is by benches, which are produced sequentially according to the annual requirement of the plant.

Figure 9 Tioyacu quarry mining sequence

Limestone mining at the Tioyacu quarry comprises the following unit operations:

●	Drilling

Drilling activities at Tioyacu quarry are carried out with one diesel-powered drilling rig and one as stand-by.

●	Blasting

Blasting allows the rock to be fragmented to a size suitable for loading, hauling, and crushing unit operations. Non-electric detonators and connectors are used to avoid vibration and sound.

●	Loading and Transportation

There are 04 Volvo dump trucks of 14 m3 capacity, 02 excavator CAT and 01 front loader CAT 962L.

The main equipment used to carry out mining activities at the Tioyacu quarry are shown in Table 29.

Table 29 Equipment of the Tioyacu quarry

Equipment	Quantity	Function	Description
Track Drill and RockDrill	02	Drilling	These machines are used to drill holes for blasting.
Front End Loader CATERPILLAR 962L (3.6 m³ bucket capacity)	01	Material Loading and Stacking	Material handling equipment.
Excavator (1.16-2.69 m3 bucket capacity)	02	Material Loading and Stacking	Material handling equipment.
Dump truck	04	Material hauling	Equipment for conveying material from the production areas to the primary crusher. Their capacity is 14 m3.

13.2.	Geotechnical models

In 2022, Cementos Selva SAC hired Magma Consulting S.A.C, to carry out hydrological, hydrogeological, geotechnical and seismic risk of the Tioyacu quarry.

The study determined the maximum and minimum bank slope angles and inter-ramp angles based on stability analysis and kinematic analysis.

As a result of the study seven structural domains were defined. The Table 30 shows the design criteria in each geotechnical domain of the quarry.

Table 30 Tioyacu quarry design criteria

	Domain	Bench height (m)	Design		Berm width (m)
			BFA (°)	IRA (°)
	Domain 01	8	65	43	4.84
	Domain 02	8	65	43	4.84
Domain 03	Clay	8	60	35	7
	Rock	8	65	43	4.84
	Domain 04	8	65	47	4.54
	Domain 05	8	70	47	4.54
	Domain 06	8	65	44	4.55
	Domain 07	8	65	43	4.84

*	Note:

BFA: Face slope angle

IRA: Inter ramp angle

Magma Consulting S.A.C (2022), performed stability analyses, the results are shown in Table 31.

Table 31 Stability Analysis

Section	Description	Bench face angle
		Static	Pseudo-static K=0.078g
S-1	Golbal Fault	2.85	2.54
S-2	Golbal Fault	2.67	2.37
S-3	Golbal Fault	2.58	2.32
S-4	Golbal Fault	2.67	2.35
S-5	Golbal Fault	2.08	1.87
S-6	Golbal Fault	2.80	2.52
S-7	Golbal Fault	4.01	3.64
S-8	Golbal Fault	4.35	3.96
S-9	Golbal Fault	5.02	4.55

13.3.	Hydrological models

In 2021 the hydrogeological study was conducted by Magma Consulting S.A.C. The objectives of the hydrogeological study was to track the installed piezometric levels and evaluate the variations until the end of 2021.

Table 32 2021 piezometric data

Code	Water level (msnm)	Date	Type
DH-02	834.75	16/10/2021	Piezometer
DH-03	825.25	16/10/2021	Piezometer
DH-06	836.30	16/10/2021	Piezometer

13.4.	Other Mine Design and Planning Parameters

The limestone production reached by December 2023 is 351,643.6 tonnes, and no waste rock was removed. Based on the plant requirements and sales projection for the next 24 years, the pit design parameters for the Tioyacu quarry are presented in Table 33.

Table 33 Summary of Tioyacu quarry design parameters

Description		Value
Safety bench	Rock	4.54 - 4.84 m
	Rock and clay	7 m
Bench slope angle		60° - 70°
Bench height		8 m
Width of ramps		12 m

13.5.	Anual production rate

Considering that the cement plant demands an average of 0.4 million tonnes per year of limestone, the plan for the next 24 years is shown in Table 34.

13.6.	Mining plan

The proposed mining plan for the next 24 years is presented in Table 34.

Table 34 Mining plan for the next 24 years

Year	Tonnes	CaO	SiO2	MgO	Al2O3	K2O
2024	412,000	49.06	7.40	0.98	0.69	0.22
2025	428,173	49.12	7.34	1.03	0.70	0.22
2026	434,862	49.18	7.35	0.90	0.69	0.22
2027	434,982	49.16	7.49	0.91	0.66	0.24
2028	434,982	49.26	6.08	1.69	0.66	0.18
2029	434,982	49.05	6.42	1.68	0.52	0.20
2030	434,982	49.14	3.72	3.13	0.47	0.15
2031	434,982	49.05	7.14	1.16	0.83	0.16
2032	434,982	49.05	7.85	0.83	0.60	0.22
2033	434,982	49.01	7.17	1.22	0.73	0.23
2034	434,982	49.07	4.47	2.70	0.59	0.20
2035	434,982	49.00	5.61	2.08	0.55	0.19
2036	434,982	49.07	7.01	1.25	0.85	0.30
2037	434,982	49.35	6.19	1.57	0.54	0.18
2038	434,982	49.16	4.56	2.37	0.82	0.34
2039	434,982	49.02	7.53	1.03	0.83	0.12
2040	434,982	49.36	7.45	0.85	0.60	0.19
2041	434,982	49.02	5.04	2.36	0.68	0.25
2042	434,982	49.22	4.27	2.53	0.60	0.23
2043	434,982	49.22	7.64	0.92	0.61	0.22
2044	434,982	49.13	6.06	1.74	0.69	0.29
2045	434,982	50.36	5.88	0.99	0.57	0.18
2046	434,982	50.04	5.89	1.06	0.82	0.26
2047	328,723	51.07	4.85	1.08	0.48	0.17
Total	10,303,398	49.28	6.28	1.51	0.66	0.22

*	Limestones that contain elements out of the design range, a dosage is made for the crude in the cement production.

Figure 10 Tioyacu quarry final pit

13.7.	Life of Mine

The life of the Tioyacu quarry is 24 years.

13.8.	Staff

Cementos Selva S.A.C. personnel develop its operations at the Tioyacu quarry with its staff and contractors.

14.	Processing and recovery methods

14.1.	Process Plant

Cement production involves the following stages:

Production of raw materials. Limestone is produced from the Tioyacu quarry, as described in Chapter 13.

Milling and homogenization. Once the limestone is received at the plant, it is dosed to the raw mill with clay, iron, and coal. The mixture must meet the quality standards to be sent to a storage silo from where it is fed to the crude storage silo. The crude is fed to the kiln for clinker production.

Clinkerization. The mixture is pelletized and then enters the vertical kiln where it reaches a temperature of approximately 1,450 degrees Celsius, the product of which is clinker. The clinker is then cooled to about 200 degrees Celsius and stored in silos or storage bins.

Cement grinding. After being cooled, the clinker, together with gypsum and some additives, is fed into a mill to obtain cement.

Storage in silos. After passing through the mills, the cement is transferred to conveyor channels and stored in concrete silos to preserve its quality until distribution.

Packing, loading, and transportation. Cement is transferred through chutes from the silo to be packed into 42.5-kilogram bags in bagging machines, and then stored or loaded onto trucks operated by third parties for distribution. Bulk cement is transported by trucks.

14.2.	Raw materials for the cement production

The following raw materials and additives are used in the Rioja plant to produce cement.

Raw Materials

Limestone, is composed mainly of calcium carbonate and is used as raw material and an additive in cement production.

Iron, is inert material composed basically of iron oxide (Fe2O3).

Clay, is inert material composed of silicon, aluminum, and a low proportion of alkalis such as potassium and sodium.

Coal, is a solid, black, or dark brown mineral that is essentially carbon with small amounts of hydrogen, oxygen and nitrogen.

Gypsum. It is a material composed of calcium sulfate hydrates. When gypsum is mixed with the clinker, it controls the setting time when the cement initiates the hydration reactions.

Crude, is an artificial mixture of limestone, clay, iron, and coal used to produce clinker.

Clinker is a product obtained from limestone, clay, iron, and coal.

Additives

Limestone.It is a material composed mainly of calcium carbonate, which, when finely ground, is used as an additive in cement production.

Gypsum. It is a material composed of calcium sulfate hydrates. When gypsum is mixed with the clinker, it controls the setting time when the cement initiates the hydration reactions.

14.3.	Flow sheet

The following is the block diagram of the cement plant for raw material processing, clinker and cement production.

Figure 11 Rioja plant process block diagram

14.4.	Main equipment

Table 35 shows the design and production capacities for clinker and cement.

Table 35 Main equipment in Rioja plant

Equipment	Product	Capacity of production*	Unit
Crusher	Limestone Iron Gypsum	792,000	tonnes/year
Dryer 1	Limestone Clay	792,000	tonnes/year
Dryer 2		396,000	tonnes/year
Raw meal mill 1	Raw meal	198,000 440,000	tonnes/year
Raw meal mill 2	Raw meal	475,200	tonnes/year
Kiln 1	Clinker	43,560	tonnes/year
Kiln 2	Clinker	79,200	tonnes/year
Kiln 3	Clinker	83,160	tonnes/year
Kiln 4	Clinker	83,160	tonnes/year
Cement mill 1	Cement	55,440	tonnes/year
Cement mill 2	Cement	118,800	tonnes/year
Cement mill 3	Cement	265,760	tonnes/year
Bagging system 1	Cement	8,316,000	Bags/year
Bagging system 2	Cement	8,316,000	Bags/year

*	The equipment capacities consider 330 days of production.

14.5.	Material balance cement plant

The following section presents information on the material balance at Rioja plant for cement production.

14.5.1.	Material balance

Below is the clinker production balance at the Rioja plant, considering the use of limestone obtained from the Tioyacu quarry,results of Mineral Resource classification. Likewise, the Mineral Reserves an clay, iron, and coal as part of the raw material for clinker production. Likewise, the balance for cement production is presented considering the additives used for the mixture with clinker and consequently cement production for the year 2023.

Table 36 Balance for crude production

Raw material	Annual quantity (tonnes/year)	Dosage
Limestone	253,617	73.26%
Others	92,581	26.74%
Crude	346,198	100%

Crude is fed to the vertical kiln. The production of 0.57 tons of clinker requires one ton of crude.

Table 37 Balance for cement production.

Raw Material	Annual quantity (tonnes/year)	Dosage
Clinker	196,793	76.12%
Additions	61,730	23.88%
Cement	258,523	100%

14.6.	Process losses

Losses in the cement production process associated with the raw material (limestone) are 1.68% due to handling and transport of the material during the production process.

14.7.	Water consumption

Water is mainly used for cooling in the milling processes and for the pelletizing process of the crude before it enters the vertical kilns. It is also used for watering green areas and accesses and restrooms. It is also used to irrigate green areas and accesses. 106,295 m3 of water was consumed at the Pacasmayo Plant during its operations in 2023.

14.8.	Fossil fuel consumption

The cement production process consumes liquid fuels for heavy equipment within the operation. Biomass is used as energy in the raw material drying process.

Table 38 Fuel consumption in Rioja plant

Fuel	Consumption (tonnes/year)	Description
Diesel	283.34	P.Cal 9845 Kcal/kg

14.9.	Electric power consumption

The Rioja plant has an electrical substation with a capacity of 12MVA, which uses electrical energy supplied from the national grid. 120,314 GJ of energy was consumed at the Rioja plant during its operations in 2023.

14.10.	Maintenance Plan

Cementos Selva S.A.C. has implemented a preventive and corrective maintenance plan to prevent interruptions to the cement production process. Cementos Selva S.A.C. maintains operating efficiency to control costs and operating margins. Cementos Selva S.A.C. has initiatives to diversify energy sources and secure supply when possible. The equipment is in good condition and operational.

14.11.	Staff

Cementos Selva S.A.C. personnel develop its operations at the Rioja plant with its staff and contractors.

15.	Infrastructure

15.1.	Tioyacu quarry

The Tioyacu quarry uses the infrastructure of the Rioja plant, such as administrative offices, workshops, utilities and other services. The quarry is located adjacent to the cement plant.

Explosive storage: Given the proximity of a military fort, the explosive storage is located inside the military fort and is very well guarded. Cementos Selva S.A.C. has to retrieve explosives every time it needs to blast in the quarry.

15.2.	Rioja Plant

The use of electrical energy is required; there is a high voltage electrical energy supply system of 60 Kv, 60 Hz transmission for the industrial facilities of Cementos Selva S.A.C.

There is a derivation from the 60 kV Rioja - Nueva Cajamarca transmission line owned by Electro Oriente, which runs in front of CSSAC’s facilities at a distance of 345.8 m.

On the other hand, the company has a license to use water for industrial purposes. The National Water Authority issued the Alto Mayo Local Water Administration (R.A. Nº 100-2010-ANA-ALA ALTOMAYO).

Water supply at the Rioja plant is provided by a groundwater well, Cementos Selva is allow to draw 567,648 m3 per year.

16.	Market Studies

Cementos Selva S.A.C is a subsidiary of Cementos Pacasmayo. Cementos Pacasmayo is a leading company in the cement production and other construction materials in the north of Peru. This chapter describes the cement market, as well as the macro and microeconomic factors that define it.

For the description of the cement market in Peru, public information has been collected from different sources, such as the Central Reserve Bank of Peru (BCRP), National Institute of Statistics and Informatics (INEI), Association of Cement Producers (ASOCEM), Ministry of Housing, Construction and Sanitation, Superintendence of Tax Administration and the Peruvian Construction Chamber. In addition to this information, this chapter also relies on statistics provided by the company (CPSAA) to provide a better understanding of its specific market.

16.1.	The cement market in Peru

The Peruvian cement market is geographically segmented by regions: north, central and south. Diverse companies supply each region. Figure 12 is an illustration of the Peruvian map and of its 3 regions, according to the segmentation of the cement market, where each region is the main area of influence of domestic cement companies.

Figure 12 Segmentation of the cement market in Peru

The main companies that comprise the cement market in Peru are: Cementos Pacasmayo S.A.A., UNION Andina de Cementos S.A.A., Yura S.A. and Cementos Selva S.A.C. Additionally, there are companies that import cement or clinker, such as Caliza Cemento Inca S.A., Distribuidora Cemento Nacional S.A.C., CEMEX Perú S.A., Cal & Cemento Sur S.A., amongst others.

Table 39 shows the domestic cement shipments (in thousands of tonnes):

Table 39 Cement shipments at domestic level (in thousands of tonnes)

	2021	2022	2023
National cement shipments	12,500.0	14,113.3	12,175.7
Overall cement shipments (CPSAA/CSSAC 3 plants)	3,625.2	3,436.8	2,936.6
Rioja plant shipments	336.8	305.8	257.1

Sources: ASOCEM, CPSAA/CSSAC

The types of cement produced by the main cement companies in the country are Type I, Type V, Type ICO, Type IL, Type GU, Type MS (MH), Type HS, Type HE, Type MH.

It is important to mention that, according to the main requirement standards, Peruvian Technical Standards, cements are divided into five types:

●	NTP 334. 009 2013. Cements Portland. Requirement. (ASTM C 150).

●	NTP 334. 090 2013. Cements Portland Added. Requirements. (ASTM C595).

●	NTP 334. 082 2011. Cements Portland. Performance Specification. (ASTM C1157).

●	NTP 334. 050 2004. Cements Portland White. Requirements. (ASTM C150).

●	NTP 334. 069 2007. Building Cements. Requirements. (ASTM C091).

For Cementos Selva’s cement products, only the first 3 NTP standards apply.

16.2.	Industry and Macroeconomic Analysis

Producers and trading companies of cement compete mainly within the limits of their area of influence, which is determined by the geographical location of their plants, giving rise to segmentation of the national market. However, the northern region presents a high demand potential because of the infrastructure gap, the housing deficit and a higher capillarity in terms of important cities adjacent to one another and with an urbanization level lower than in the central and southern region. On the other hand, it is important to note the importance of transportation in the structure of cement costs, which are composed primarily of raw materials, fuels and transportion.

The cement market and industry in Peru have the following characteristics:

●	Base of consumers highly segmented, informal and of low resources.

●	Low costs of energy and raw materials.

●	Zone of influence / distribution determined by geographical location of the plant.

●	High correlation between public and private investment, and self-construction.

The construction sector and cement industry have a behavior directly related to the Gross Domestic Product (GDP) and Private Consumption. Figure 13 shows how the GDP of the construction sector (monthly variation %) tracks the cyclic behavior of the Global GDP (monthly variation %), showing variations of lower significance than those of the Global GDP, but in the same direction. It is also noted that, in May 2020, the GDP of the construction sector had a positive variation of more than 200% (compared to the previous month), whilst Global GDP went up only 10%. This was due to the reactivation of economic activity and consumption once the confinement measures given by the Government to counter the Covid-19 pandemic were loosened. This reactivation was motivated primarily by private-construction sector consumption. In the face of the uncertainty caused by the health and economic crisis in 2020, consumers showed savings behaviors, which meant that people preferred consumption of goods for home improvement, amongst them, cement. This trend was maintained throughout 2021. However, in 2023 there was a decrease in demand for public and private investment due to the political and social situation. As a result, cement volumes are returning to pre-covid levels.

Figure 13 Construction sector GDP variation

Source: INEI 2021

The cement industry is also motivated by housing sector growth, public and private investment in infrastructure, mining projects, shopping centers, construction of transportation systems, etc. Thus, one of the variables with more impact on cement industry and future demand is the infrastructure gap which remains high in the country.

For the 2016 – 2025 period, the infrastructure gap is estimated to be US$ 160 billion and this is present in the main economic sectors and services of public supply, that is: Transportation (36%), Energy (19%), Telecommunications (17%), Health (12%), Sewage System (8%), Irrigation (5%) and Education (3%). The 90% of the roads not included in the large national road network still remain without pavement. Only 40% of schools have access to basic services such as water, electricity and sewage system. There are only 15 hospital beds for every 10,000 individuals compared to 27 beds recommended by the WHO.

In 2023, the cement market contracted by 14% compared to 2022, while it grew by 20% in 2019 (pre-pandemic). However, by 2024, it is expected to have x% growth compared to 2023. Climatic (cyclone Yaku) and social (protests and blockades) factors impacted domestic cement dispatches. In addition, regional and local and local governments began new administrations with lower-than-expected public spending than expected.

Given greater stability in the sector, a moderate growth of 2% in cement shipments is expected by 2024.

16.3. The North Region Market

Cementos Pacasmayo, a leading company in the production and sales of cement in the North Region, has market presence in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. The company has a Market share of over 93.8% in the northern region of the country.

Cementos Selva S.A.C.’s overall shipments from the Rioja plant were 257,132 tonnes. It supplied 8.2% of the country’s North Region cement demand, and its cement sales represented 8.8% of the Company’s overall shipments.

Other companies with lower presence in the cement market of the North Region are:

●	Quisqueya - Cemex

●	Cemento Nacional

●	Cemento Inka

●	Cemento Tayka

These companies are competitiors of the Rioja plant.

Cementos Selva S.A.C.’s Rioja plant produces different types of cement and it has placed in the National Market different trademark products to meet the needs of diverse segments of the market. Table 40 shows the products in Rioja plant.

Table 40 Types of products of Rioja plant

Cement type	Use	Comment
Cemento Portland
Cement Type I	Cement of general use.	The average result of resistance to compression is higher than the minimum requirement set forth in the technical standard NTP 334.009 / ASTM C150.
Cemento Portland with additives
Cement Extra Forte	Ideal for the execution of structural Works, repairs, remodelings home applications, floors, leveling, grouts, tips, prefabricated elements of small and medium size and concrete elements which require special characteristics.	The average result of resistance to compression is higher than the minimum requirement set forth in technical standard NTP 334.090.
Hydraulic Cements specified by performance
Mochica GU Line	For structures in contact with environement and humid and salty soils.
Amazonico GU Line	Cement for general purpose.

16.4.	Cement price

The sale prices of cement in the Peruvian market vary pursuant to their type and their geographical location. The price difference between each type is explained primarily by the dosifications of raw materials and additives, whilst the variations for geographical location are caused by the freights for the distribution to the points of sale.

At domestic level, the cement price in 2023 was, on average, 690.59 S/ x t. Figure 14 shows the historical prices of cement in Peru.

Figure 14 Historic prices of cement in Peru

Source: Ministerio de Vivienda, Construcción y Saneamiento (December 2023).

Figure 14 shows the sustained growth of the price of more than 4% per year, from 2017 until 2018, it fell slightly in 2019 to climb back up again in 2020.

16.5.	Current and future demand

Cement demand at the national level is met by local shipments (local production), for the most part, and by imports. In 2023, 11.20 M tonnes were shiped locally; 13.6% less than in the same period of 2022 (12.97 M). Imports amounted to 0.21 M tonnes during 2023; 21.9% below the 2022 figure (0.27 M).

Figure 15 shows the evolution of the national demand of cement, expressed in thousand of tonnes, since 2017.

Figure 15 Evolution of the national demand of cement

Source: ASOCEM

It is noted that domestic demand has been growing, on average, at a rate of 3% per year, with the exception of 2020, which is considered an atypical year due to the adverse effects of the pandemic and the confinement measures, to then take a historic leap in 2021 with an annual increase of 38%. During 2023, shipments decreased by 13.8% compared to 2022 as a result of the political and social situation in the country.

According to our internal information, in terms of regional distribution, the Northern Region accounts for approximately 25.6% of domestic cement demand, the Central Region for 54.5%, and the Southern Region for 19.9%.

Cementos Pacasmayo’s cement shipments (3 plants) reached 2,936.6 thousand tonnes in 2023, capturing a 24.1% share of total shipments in Peru and 93.8% in the Northern Region. This is 15% less than in 2022 (3,436.8 thousand tonnes).

Despite the decrease in the volume of shipments in 2023, future demand is optimistic for the region due to the high infrastructure deficit.

Table 41 shows the projection of future demand or cement shipments for Cementos Selva S.A.C (Rioja plant). These projections are based on the 2024 estimated shipments.

Table 41 Forecast of future demand for Rioja cement plant

Year	Cement Shipments (Tonnes)	Variation (%)
2024	308,242	ppto
2025	374,838	22%
2026	382,335	2%
2027	383,000	0%
2028	383,000	0%
2029	383,000	0%
2030	383,000	0%
2031	383,000	0%
2032	383,000	0%
2033	383,000	0%
2034	383,000	0%
2035	383,000	0%
2036	383,000	0%
2037	383,000	0%
2038	383,000	0%
2039	383,000	0%
2040	383,000	0%
2041	383,000	0%
2042	383,000	0%
2043	383,000	0%
2044	383,000	0%
2045	383,000	0%
2046	383,000	0%
2047	383,000	0%

17.	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups.

17.1.	Environmental Aspects

Cementos Pacasmayo has Corporate Policies that apply to the operations of quarries and cement plants. Relevant policies include Safety Occupational Health Policy, Quality Policy, and Environmental Policy.

17.1.1.	Tioyacu quarry

On May 19, 2022, through Directorial Resolution No. 215-2022-PRODUCE/DGAAMI, the authority approved the Update of the Environmental Impact Study of “Tioyacu quarry limestone” in compliance with the obligations established in environmental legislation, assuming commitments in order to guarantee the environmental viability of operations in the quarry.

Subsequently, on November 24, 2022, through Directorial Resolution No. 545-2022-PRODUCE/DGAAMI, the authority approved the Supporting Technical Report for the “Estimation of reserves” project in the Tioyacu Limestone Quarry to determine the existence of greater reserves of limestone for subsequent exploitation through diamond drilling.

In 2023, CSSAC carried out environmental monitoring through the Laboratorio Envinmental Testing Laboratory S.A.C. - Envirotest, a company with accreditation before the International Accreditation Service (IAS) and the National Quality Institute (INACAL), both signatories of the ILAC-MRA International Mutual Recognition Agreement.

Envirotest was in charge of collecting and analyzing the samples, and presenting the results through reports to the Environmental Assessment and Enforcement Agency - OEFA, an institution of the Peruvian State in charge of reviewing and validating the information presented by the owner. At the Tioyacu quarry, parameters of gaseous emissions and particulate matter for air quality were measured every six months. The results obtained in 2023 are below the values established in the Environmental Quality Standard (ECA) for air approved with Supreme Decree No. 003-2017-MINAM.

The results obtained from the environmental noise measurement activities in 2023 are below the Environmental Quality Standard Limit (ECA) in compliance with the provisions of Supreme Decree N°085-2003-PCM.

The biological and hydrobiological monitoring in the Tioyacu quarry was carried out by the Analytical Laboratory Laboratorio E.I.R.L. - ALAB and Environmental Testing Laboratory S.A.C. - Environmental test. The objective was to characterize the Vegetation, Herpetofauna, Avifauna and Mastofauna. The results showed an abundance of birdlife, a species typical of this type of vegetation where forest predominates.

About water management, it is essential to mention that Tioyacu quarry does not have any discharges. The small water consumption is only for green area irrigation and road maintenance.

The Environmental Management of the Manufacturing Industry and Domestic Trade, Supreme Decree No. 017-2015-PRODUCE, establishes the environmental management procedures covered by Ministerial Resolution No. 157-2011-MINAM for investment projects subject to the National System of Environmental Impact Assessment (SEIA) and its amendments.

Law No. 28090 and its Regulation approved by Supreme Decree No. 033-2005-EM establishes the closure measures for non-metallic quarries.  Directorial Resolution No. 178-2016-MEM-DGAAM, the Update of the Closure Plan of the Tioyacu quarry mining unit was approved, which establishes measures at the end of the useful life of the quarry.

The Closure Plan submitted by Cementos Selva S.A.C. has included the necessary measures to ensure effectiveness or consistency with the requirements necessary for the protection of public health and the environment. The initial strategy has continued with the Closure of the components of Tioyacu quarry mining unit, establishing temporary, progressive, final and post-Closure activities at the end and/or closure of operations.

Environmental closure activities have included physical stability in the mine, geochemical stability, water management facilities, decommissioning for the removal of equipment and machinery. Also infrastructure demolition, reclamation, waste disposal, landform establishment, habitat rehabilitation, revegetation and social programs.

Post-closure activities such as physical maintenance, geochemical maintenance, hydrological maintenance, and biological maintenance will be carried out, and post-closure monitoring activities include physical stability monitoring, geochemical stability monitoring, water management monitoring, biological monitoring, and social monitoring.

Considering that the land use before mining production was a secondary forest which was affected by other activities, forestation activities with native species have been considered part of the post-closure activities. Likewise, CSSAC will fulfill the commitments included in the Closure Plan approved by the above authority.

It is important to mention that the approval of the Mine Closure Plan involves the constitution of guarantees to ensure that the owner of the mining activity complies with the obligations derived from the Mine Closure Plan, in accordance with environmental protection regulations.

Cementos Pacasmayo has a guarantee of faithful compliance with the mine closure plan for the Tembladera quarry according to the approval of the updated mine closure plan for an amount of 441,584.00 USD.

We have a solid relationship with our communities and we have identified its main needs in health, education, urban development and local development.

We have a social investment program which contributes to dealing with their needs, based on good dialog and our compliance to our commitments to our communities.

The communities are a priority for Cementos Selva. For this reason, we promote periodic meetings with their representatives and we create opportunities for dialog to know their expectations. Also, we have established public and private alliances for development projects and programs to contribute to a better quality of life and to strengthen our relationship. In 2023, CSSAC worked in partnership with the district governments of Elias Soplin Vargas and Rioja.

CSSAC has no commitments for local procurement and hiring although it does its best to hire local talent and do business with local businesses.

17.1.2.	Rioja plant

On August 3, 2022, through Directorial Resolution No. 346-2022-PRODUCE/DGAAMI, the Supporting Technical Report (ITS) of the project “Expansion of surface components of the Rioja cement plant” for the expansion of storage areas was approved of raw materials, bagging and materials that are received in said areas.

About water management, it is essential to mention that Rioja plant does not have any discharges. The small water consumption is only for green area irrigation.

Finally, in accordance with environmental regulations and according to the Regulation of Environmental Management of the Manufacturing Industry and Domestic Trade, Supreme Decree N° 017-2015-PRODUCE, companies that produce cement are required to submit Closure Plans when executing Decommissioning activities. To meet that requirement, Cementos Selva in compliance with Peruvian legislation will submit the Closure Plan in a timely manner.

17.2.	Solid waste disposal

Cementos Selva S.A.C. has a Solid Waste Minimization and Disposal Plan for our production activities at the Rioja plant and Tioyacu quarry. Annually, our company declares the generation, storage, collection, and final disposal of hazardous and non-hazardous solid waste in compliance with environmental legislation.

The solid waste minimization plan (2023), we declared 0.2 tonnes of hazardous waste and 1 tonnes of non-hazardous waste for the Tioyacu quarry. Likewise, for the Rioja plant we declared 14.2 tonnes of hazardous waste and 771.6 tonnes of non-hazardous waste, which were disposed of in accordance with environmental legislation.

17.3.	Qualified Person’s Opinion

Cementos Selva S.A.C. complies with national environmental standards in the industrial sector and to the International Standard Industrial Classification - ISIC 2694 for the non-metallic production of the limestone material for the manufacture of cement.

For the industrial and mining sector, the company specifically complies with the Environmental Management Regulations for the Manufacturing Industry and Domestic Trade, Supreme Decree No. 017-2015-PRODUCE, which is the rule that regulates the environmental management of the activities indicated in Ministerial Resolution No. 157-2011-MINAM and investment projects subject to the National System of Environmental Impact Assessment (SEIA), considered in Annex II of the Regulations of Law No. 27446, approved by Supreme Decree No. 019-2009-MINAM.

The company reports the environmental commitments, semiannually and quarterly to the Environmental Evaluation Agency - OEFA. The monitoring is carried out through external laboratories that provide comprehensive monitoring and analysis services and have double accreditation, by the international IAS (International Accreditation Service) and the national INACAL (National Institute of Quality), both signatories of the ILAC-MRA international Mutual Recognition Agreement.

Cementos Selva S.A.C. strictly complies with the protocols in the different processes in compliance with environmental legislation and reporting to the OEFA.

The qualified person believes that CSSAC’s current plans and management strategies are adequate for addressing any issues related to environmental compliance and maintaining its environmental permits. In addition, the qualified person believes that CSSAC has a good relationship with the local communities and that its social investment plans are adequate for reducing any social risks to the project.

18.	Capital and operations costs

18.1.	Basis for operating and capital costs for the quarry and plant

In a tabular manner, this section presents the operating costs of Tioyacu quarry for the production of limestone - the primary raw material used for cement production at the Rioja plant. It also exhibits the plant’s operating costs, for the whole industrial process; from the reception of raw material, to its conversion to the final product (cement). Cost forecast is mainly based on actual historical costs.

Similarly, this section reports the detail of the capital investments made in the quarry and plant, and the forecasted investment plan required to sustain all the activities in the quarry and plant and to assure the supply of limestone Reserves necessary to achieve the production levels according to the forecasted cement shipments of the Rioja plant.

Table 42 depicts the main components of the cost structure of Tioyacu quarry and Rioja plant and the sources used in their forecasts:

Table 42 Concepts about cost structure of Tioyacu quarry and Rioja plant

Concept	Description	Source
Quarry Operating Cost	Mineral Extraction /Exploitation, Processing, Fuel, Materials (Explosives), Maintenance, Insurance and Services	● Real, historic costs ● Suppliers´ quotes
Quarry Operating Cost	Royalties	● Contract of mining royalty payment with regional/state entities
Quarry Operating Cost	Energy	● Historic, real costs ● Supply Contract ● Suppliers’ quote
Plant Operating Cost	Fuel, Materials, Maintenance, Wages and Insurance	● Historic, real costs ● Suppliers’ quote
Plant Operating Cost	Energy	● Historic, real costs ● Supply Contract ● Suppliers’ quote

Considering that the Tioyacu quarry and the Rioja plant are in operation, the historical costs are the principal basis for estimating forecasted costs.

In this sense, the actual costs in some cases are maintained, and in other cases, are appropriately adjusted for factors specific to the quarry operation, conditions, and obligations stipulated in supply and concession contracts.

On the other hand, macroeconomic factors such as inflation and devaluation of the local currency against the US dollar could indirectly impact future operating costs estimation.

18.2.	Capital and Operating Cost Estimates

Table 43 details the operating costs of quarry and plant for the year 2023, and 24 years of forecast:

Table 43 Operating costs forecast of quarry and plant

	Production Data		Total	Cost per
	Extracted Mineral	Cement Production	Operating Cost	tonne of product
	tonnes’ 000	tonnes’ 000	S/ ’000	S/ x tonne

2023	381	260	96,683	371.16
2024	552	308	105,561	342.46
2025	358	375	133,888	357.19
2026	364	382	138,161	361.36
2027	364	383	141,665	369.88
2028	364	383	146,308	382.01
2029	364	383	148,635	388.08
2030	364	383	152,618	398.48
2031	364	383	158,523	413.90
2032	364	383	161,309	421.17
2033	364	383	165,755	432.78
2034	364	383	171,936	448.92
2035	364	383	174,621	455.93
2036	364	383	178,374	465.73
2037	364	383	184,948	482.89
2038	364	383	188,190	491.36
2039	364	383	193,003	503.93
2040	364	383	199,651	521.28
2041	364	383	202,919	529.81
2042	364	383	208,195	543.59
2043	364	383	215,488	562.63
2044	364	383	219,687	573.59
2045	364	383	225,417	588.56
2046	364	383	233,329	609.21
2047	364	383	238,113	621.70

Table 44 shows the projection for the next 24 years, according to the production plan for 24 years of Reserves. Costs are adjusted annually by applying a 2.90% inflation rate to the cost/tonne.

Costs described in this chapter are applied to estimate the Mineral Resources and Reserves of the Tioyacu quarry as part of the analysis.

Table 44 shows the detail of capital investments in the quarry and plant, by type of investment, for one year of historical result (2023), and 24 years of projection:

Table 44 Investment forecast in quarry and plant

Total
Investments
S/ ’000
2023	2,169
2024	5,139
2025	5,288
2026	5,441
2027	5,599
2028	5,762
2029	5,929
2030	6,101
2031	6,277
2032	6,460
2033	6,647
2034	6,840
2035	7,038
2036	7,242
2037	7,452
2038	7,668
2039	7,891
2040	8,119
2041	8,355
2042	8,597
2043	8,846
2044	9,103
2045	9,367
2046	9,639
2047	9,918
2048	5,139
2049	5,288
2050	5,441

In recent years, there have been no significant variations in capital investment, which correspond mainly to maintenance and replacement of equipment in the quarry and plant to sustain operations. The Company´s investment plan does not consider any unusual or expansion activity. It is solely planned to perform the necessary replacement for the quarry support and the maintenance of operations in the plant. The investments are kept at levels similar to those registered throughout the last few years.

18.3.	Capital and Operating Cost Estimation Risks

There is a low risk associated with capital and production costs because mine production and cement plant operation will continue in the same geological deposit and using the same mining and industrial methods.

An assessment of the accuracy of estimation methods is reflected in the sensitivity analysis in Section 19.

For purposes of the Preliminary Feasibility Study completed relative to the Tioyacu quarry and Rioja plant, capital and operating costs are estimated to an accuracy of +/- 25%.

19.	Economic Analysis

19.1.	Methodology: Discounted Cash Flow (Free)

The Economic Analysis chapter describes the assumptions, parameters and methodology used to demonstrate the economic viability or profitability of extracting the mineral Reserves. That is, the pre-feasibility level support for the determination of mineral Resources and Reserves, by means of a business valuation through the Discounted (Free or Economic) Cash Flow method.

The horizon of the cash flow projection is consistent with the life of the quarry, which is calculated based on the total declared Reserves and the annual production at the quarry. Each period’s cash flow is approximated indirectly from the EBITDA (the latter is constructed in the Profit and Loss Statement), and the corresponding adjustments are made for taxes and capital costs (CapEx).

Finally, for this economic analysis we use the free cash flow, since it does not incorporate the company’s capital structure, and we apply the weighted average cost of capital (WACC) for discounting future cash flows.

19.2.	Assumptions

19.2.1.	General and Macroeconomic Assumptions

The general and macroeconomic assumptions used for the projection of economic cash flows and the valuation are:

●	Projection horizon: 24 years (2024 to 2047) according to the estimated years of quarry life.

●	The annual escalatioin rate; 2.90%, based on The International Monetary Fund as of October 2023: applies equally to the sales price, costs, and expenses.

●	Capital cost projections were determined using a historical ratio of annual investments and maintenance costs, which also considers the increase in production volume.

●	The company’s financing structure is being considered in the discount rate (WACC), which is 11.56%.

●	Income tax rate: effective rate of actual (historical) business results, 29% - 30%.

●	Workers’ Profit Sharing: 10%.

●	Exchange rate: exchange rate is assumed to remain at 3.80 (USD/PEN).

19.2.2.	Income and Cost Assumptions

●	The sales price of cement, expressed as S/ x t, is the sales price of the Rioja plant to Dino Selva Iquitos, FOB at Rioja plant; which is lower than the sales price to the final customer in the market. The distribution freight explains this difference to the multiple points of sale and the selling expenses associated with distribution and promotion in the different commercial channels.

●	The base price used in the projection is an estimate for the year 2024 (561.2 S/ x t), which has been determined based on current market conditions and cement demand for 2024, among other factors.

●	Starting in 2025 (year 2 of the projection), an annual price escalation rate of 2.9% is applied the sales prices.

●	The cost of cement production, expressed as S/ x t, has been estimated for 2024 based on actual operating expenses, the market situation of local materials and services, plant demand for imported clinker, and other factors. The cost of production for year 2024 is 342.5 S/ x t.

●	Starting in 2025, an annual cost escalation rate of 2.9% is applied to the cost.

●	The initial stock of products in the quarry and plant is assumed to be zero.

19.3.	Financial Model Results

The following financial parameters were calculated:

●	NPV of 363 million Soles at a discount rate of 11.56%.

●	24-year mine life, because of the update of the maximum capacities of the vertical kilns of Planta Rioja.

●	Average plant throughput of 0.4 million tonnes per year over the 24-year projection.

●	Average sales price of 724.6 Soles per ton of cement, on average for the 24-year projection, at nominal values.

●	Revenues of 275 million Soles, on average for the 24-year projection.

●	Average cash production cost of 469.4 Soles per ton of cement, on average for the 24-year projection, at nominal values.

Table 45 shows the forecasted Profit and Loss Statement for the Tioyacu quarry and Rioja plant operation:

Table 45 Profit and Loss Statement

	Shipments (tonnes)	Revenue S/ x t	Gross Profit S/ ’000	Gross Margin S/ x t	Gross Mg %	Operating Profit	(+) Depreciation	EBITDA Rioja Plant	EBITDA Mg %

2024P	308,242	561.2	61,290	198.8	35%	47,698	9,959	57,657	33%
2025P	374,838	540.6	62,213	166.0	31%	48,157	11,121	59,278	29%
2026P	382,335	554.9	66,957	175.1	32%	52,487	10,869	63,356	30%
2027P	383,000	569.7	69,208	180.7	32%	54,397	10,517	64,914	30%
2028P	383,000	584.8	70,230	183.4	31%	54,991	9,596	64,586	29%
2029P	383,000	600.2	73,508	191.9	32%	57,774	9,599	67,373	29%
2030P	383,000	616.2	75,421	196.9	32%	59,157	9,922	69,079	29%
2031P	383,000	632.5	75,730	197.7	31%	58,912	10,058	68,970	28%
2032P	383,000	649.2	79,032	206.3	32%	61,652	10,257	71,909	29%
2033P	383,000	666.4	80,976	211.4	32%	63,011	10,759	73,769	29%
2034P	383,000	684.1	81,489	212.8	31%	63,002	10,792	73,795	28%
2035P	383,000	702.2	85,353	222.9	32%	66,329	10,513	76,842	29%
2036P	383,000	720.8	88,411	230.8	32%	68,836	9,928	78,763	29%
2037P	383,000	739.9	89,068	232.6	31%	68,928	10,019	78,946	28%
2038P	383,000	759.6	92,939	242.7	32%	72,219	9,946	82,166	28%
2039P	383,000	779.7	95,558	249.5	32%	74,240	10,063	84,303	28%
2040P	383,000	800.3	96,690	252.5	32%	74,758	9,868	84,627	28%
2041P	383,000	821.6	101,093	264.0	32%	78,539	9,446	87,985	28%
2042P	383,000	843.3	103,862	271.2	32%	80,664	9,635	90,299	28%
2043P	383,000	865.7	104,994	274.1	32%	81,122	9,696	90,817	27%
2044P	383,000	888.6	109,152	285.0	32%	84,589	9,808	94,397	28%
2045P	383,000	912.2	112,126	292.8	32%	86,848	10,049	96,897	28%
2046P	383,000	936.3	113,329	295.9	32%	87,316	10,300	97,616	27%
2047P	383,000	961.1	117,605	307.1	32%	90,836	10,562	101,398	28%

Cement sales at Rioja plant are, on average, S/ 275 million per year (for the period 2024-2047), and the average EBITDA margin for the same period is 29%. Due to the increase in cement shipments, the installed capacity of clinker is exceeded, and it is necessary to start importing a minimum quantity from year 2026 until year 2047.

Table 46 shows the Free Cash Flow projection and the valuation of the cement business of Rioja plant:

Table 46 Free Cash Flow and valuation

	FCF - Valuation (Thousand S/)
	(-) Taxes (EBIT*t)	(-) CapEx	EBITDA Planta Pacasmayo	Free Cash Flow

2024P	-18,995	-5,139	62,295	38,161
2025P	-19,398	-5,288	63,961	39,274
2026P	-21,344	-5,441	68,459	41,674
2027P	-22,095	-5,599	70,203	42,508
2028P	-22,235	-5,762	69,933	41,937
2029P	-23,287	-5,929	72,991	43,775
2030P	-23,870	-6,101	74,831	44,860
2031P	-23,762	-6,277	74,698	44,659
2032P	-24,914	-6,460	77,904	46,531
2033P	-25,463	-6,647	79,896	47,786
2034P	-25,425	-6,840	79,921	47,656
2035P	-27,187	-7,038	83,291	49,066
2036P	-28,368	-7,242	85,457	49,846
2037P	-28,376	-7,452	85,649	49,820
2038P	-29,681	-7,668	89,188	51,839
2039P	-30,482	-7,891	91,522	53,149
2040P	-30,694	-8,119	91,896	53,083
2041P	-32,186	-8,355	95,622	55,081
2042P	-33,050	-8,597	98,142	56,495
2043P	-33,175	-8,846	98,705	56,684
2044P	-34,527	-9,103	102,622	58,992
2045P	-35,440	-9,367	105,341	60,535
2046P	-35,633	-9,639	106,107	60,835
2047P	-37,061	-9,918	110,231	63,252

WACC	11.56%
Economic NPV (Thousand S/)	362,968

The net present value (NPV) of Rioja plant cement business amounts to almost S/ 363 million and it is made up of the sum of the discounted cash flows of each period, for the 24-year projection.

For discounting of the cash flows, the weighted average cost of capital of the company (WACC for its acronym in English) was applied.

19.4.	Sensitivity Analysis

The sensitivity analysis considers a variation of +/- 5 and 10% in the variables that have the greatest impact on the NPV and EBITDA. These variables are the cement sales price, operating cost and CapEx.

Tables 47 and 48 detail the sensitivity of the NPV and EBITDA to each variable, respectively, when the variables are varied independently. Figures 16 and 17 show the results of the sensitivity of NPV and EBITDA, respectively, to the three variables:

Table 47 Sensitivity analysis of the Net Present Value

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-33.6	-16.8	0	18.8	33.6
Cost	22.1	11.1	0	-11.1	-22.1
CapEx	1.1	0.5	0	-0.5	-1.1

Table 48 Sensitivity analysis of the EBITDA

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-32.1	-16	0	16	32.1
Cost	21.2	10.6	0	-10.6	-21.2
CapEx	-0.1	0	0	0	0.1

Figure 16 Sensitivity of Net Present Value

Figure 17 Sensitivity of EBITDA

Based on these results, the NPV is most sensitive to cement price, followed by operating cost, and least susceptible to the CapEx. EBITDA has a similar sensitivity to NPV, being most exposed to cement price, followed by operating cost, but shows no sensitivity towards variations to the CapEx.

20.	Adjacent properties

The information in this chapter was obtained from the competent authority: Instituto Geológico, Minero Metalúrgico (INGEMMET). The only public information obtained is shown in the Figure below.

To the north of the Cementos Selva S.A.C. concession is the Rioja 2 concession owned by Cementos Selva S.A.C.; to the east of the mining concession is the Rioja 4 concession owned by Cementos Selva S.A.C., and to the southwest is the Rioja 3 concession owned by Cementos Selva S.A.C.

Figure 18 Concession Calizas Tioyacu and adjacent concessions.

21.	Other relevant data and information

Not applicable.

22.	Interpretation and conclusions

●	From a legal point of view, Cementos Selva S.A.C. has the ownership of the mining properties for the exploration, development and production of limestone to supply the cement plants for normal production during the life of the quarry.

●	Cementos Selva S.A.C. has been complying with international ISO-9001 standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource estimation and Reserves estimation.

●	Cementos Selva S.A.C. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, which is the fundamental basis for the estimation of Resources.

●	The geological modeling of the limestone deposit is consistent with the relationship between the information and the geological model.

●	The Mineral Resource and Reserves estimation considers the geologic charateristic and modifying factors as well as due consideration of risk: geologic and associated with evaluation of modifiying factors. The main quality variable is the CaO content which is very stable in the deposit. There are other secondary variables that determine the quality of the Reserves.

●	In the process of estimating Mineral Reserves and in the production plans of the quarry these variables have been adequately considered in the mining plan, properly sequenced, and with blending processes. There are sufficient proven and probable Reserves for the next 24 years.

●	Table 49 shows the Mineral Resources of the Tioyacu quarry the results of Mineral Resource classification. Likewise, the Mineral Reserves and the results of Mineral Reserve classification are shown in Table 50.

Table 49 Mineral Resources (exclusice of Reserves) of Tioyacu quarry

	Resources	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Measured	0.05	50.10	0.60	1.01	5.82	0.22
	Indicated	0.5	48.01	0.67	3.32	6.23	0.19
	Measured + Indicated	0.5	48.20	0.67	3.11	6.19	0.20
	Inferred	19.8	46.34	0.37	5.97	2.67	0.14

*	No economic evaluation was performed for the Tioyacu quarry because it only has inferred resources.

Table 50 Mineral Reserves of Tioyacu quarry

	Reserves	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Proven	5.9	50.17	0.61	1.01	5.86	0.22
	Probable	4.4	48.07	0.72	2.18	6.84	0.21
	Total	10.3	49.28	0.66	1.51	6.28	0.22

●	The cement plant located in Rioja has equipment and facilities available for cement production, using limestone from the Tioyacu quarry and other necessary materials.

●	The Health, Safety and Environment department is in charge of supervising and ensuring compliance with the Company’s corporate policies and the various legal requirements of the national regulatory bodies by all company departments.

●	Through its Social Responsibility department, Cementos Selva S.A.C. has built relationships of trust with the communities surrounding its operations, identifying their primary needs in health, education, urban development and local development.

●	Infrastructure-wise, the operation in Tioyacu quarry and Rioja plant, in relation to infrastructure, is technically and economically feasible due to the life of the quarry.

●	The sensitivity analysis shows that the operation is economically robust.

23.	Recommendations

●	Maintain the QaQc program for exploration, development and production activities associated with cement production.

●	Include QaQc plans and density control for the subsequent diamond drilling campaigns.

●	It is recommended to finish the drilling campaign that began in 2023 and carry out the geological interpretation of the data generated during the campaign, so that it can be incorporated into the Resource and Reserve model, which will provide greater support and robustness to these model.

●	Implement the Geotechnical Monitoring Plan of the quqrry componets with the installation of slope displacement control lamdmarks.

●	Maintain a permanent monitoring of the installed piezometers both for water levels and water quality, to evaluate the evolution of levels during the production of the Tioyacu quarry.

●	It is recommended that a geophysical study using the Georadar method to identify karst cavities within the quarry area be conducted, especially in areas of structural anomalies.

24.	References

Environmental Hygiene & Safety S.R.L. (2104). “Almacen de Materias Primas en Exteriores de Planta de Fabricación de Cementos – Rioja”.

GEOSYM CONSULTORES S.A.C (2016). Estudio Geológico, Geotécnico, Hidrológicos e Hidrogeológicos de La Cantera “Tioyacu” – Volumen I: Estudio Geológico.

GEOSYM CONSULTORES S.A.C (2016). Estudio Geológico, Geotécnico, Hidrológicos e Hidrogeológicos de La Cantera “Tioyacu” – Volumen II: Estudio Hidrogeológico.

GEOSYM CONSULTORES S.A.C (2016). Estudio Geológico, Geotécnico, Hidrológicos e Hidrogeológicos de La Cantera “Tioyacu” – Volumen III: Estudio Geotécnico.

GEOSYM CONSULTORES S.A.C (2016). Estudio Geológico, Geotécnico, Hidrológicos e Hidrogeológicos de La Cantera “Tioyacu” – Volumen IV: Estudio Hidrológico.

MINCONSULT S.R.Ltda, (2012). Plan de Minado.

SEGECO S.A. (1998). Estudio de Impacto Ambiental De La Cantera de Calizas “Tioyacu” de Cementos Selva S.A.C.

SEGECO S.A. (2011). Estudio de Impacto Ambiental “Ampliación de Producción Línea 3 – Cementos Selva”.

SEGECO S.A. (2012). Estudio de Impacto Ambiental “Ampliación de Explotación de la Cantera Tioyacu”.

Walsh Perú S.A. (2000). Diagnóstico Ambiental Preliminar (DAP) de la Planta Industrial Rioja.

25.	Reliance on information provided by registrant

In preparing this report, the qualified persons relied upon data, written reports and statements provided by the registrant in accordance with 17 CFR § 229.1302(f). After careful review of the information provided, the QPs have no reason to believe that any material facts have been withheld or misstated. Cementos Selva provided the information as summarized in Table 51.

Table 51 List of Cementos Selva S.A.C. information.

Chapter	Chapter name	Information provided by CPSAA
3	Property description	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico INGEMMET”
16	Market studies	Marketing information, CPSAA information, CSSA information, ASOCEM, INEI and BCRP
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Community Relations and agreements with stakeholders
18	Capital and operating costs	Historical data about cost, price and investments
19	Economic analysis	The International Monetary Fund, Economic model, Macroeconomic trends, data, assumptions, and interest rates
20	Adjacent properties	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico “INGEMMET”